Filed pursuant to Rule 424(b)(5)
Registration No. 333-206169, 333-206169-01

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
2.750% Senior Notes due 2020	$1,250,000,000	99.888%	$1,248,600,000	$125,734.02
Guarantee of 2.750% Senior Notes due 2020	N/A	N/A	N/A	N/A(2)
3.750% Senior Notes due 2025	$1,250,000,000	99.983%	$1,249,787,500	$125,853.60
Guarantee of 3.750% Senior Notes due 2025	N/A	N/A	N/A	N/A(2)

(1) Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. A filing fee of $251,587.62 is being paid in connection with this offering.

(2) The 2.750% Senior Notes and 3.750% Senior Notes will be guaranteed by NYSE Holdings LLC. No separate consideration will be received for the guarantee, and no separate fee is payable, pursuant to Rule 457(n) under the Securities Act.

PROSPECTUS SUPPLEMENT

(to Prospectus dated August 6, 2015)

INTERCONTINENTAL EXCHANGE, INC.

$1,250,000,000 2.75% SENIOR NOTES DUE 2020

$1,250,000,000 3.75% SENIOR NOTES DUE 2025

Intercontinental Exchange, Inc. (“ICE”) is offering $1,250,000,000 initial aggregate principal amount of 2.75% Senior Notes due 2020 (the “2020 notes”) and $1,250,000,000 initial aggregate principal amount of 3.75% Senior Notes due 2025 (the “2025 notes” and, together with the 2020 notes, the “notes”). The 2020 notes will mature on December 1, 2020 and the 2025 notes will mature on December 1, 2025. Interest on the notes will be payable semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2016.

Pursuant to an agreement and plan of merger, dated as of October 26, 2015 (the “IDC Merger Agreement”), by and among ICE, Red Merger Sub Inc. (“Merger Sub”), Interactive Data Holdings Corporation (“Interactive Data”) and Igloo Manager Co-Invest, LLC, solely in its capacity as agent and attorney-in-fact for the Interactive Data stockholders and optionholders, subject to the receipt of required regulatory approvals and satisfaction of customary closing conditions, ICE will acquire Interactive Data through a merger of Merger Sub with and into Interactive Data (the “IDC Merger”). ICE has agreed to pay aggregate consideration of (a) $3.65 billion in cash (which will be used to repay indebtedness of Interactive Data as well as pay cash merger consideration to Interactive Data’s equityholders) and (b) approximately 6.49 million shares of ICE common stock to be issued to Interactive Data’s equityholders (which has a value of approximately $1.7 billion based on the closing price of ICE common stock on November 18, 2015), subject to adjustment in accordance with the terms of the IDC Merger Agreement. Following the consummation of the IDC Merger, Interactive Data will be a wholly-owned subsidiary of ICE.

We intend to use the net proceeds from this offering, together with available cash and borrowings under the Commercial Paper Program (as defined herein), to finance the cash portion of the purchase price of the IDC Merger and any adjustments thereto and to pay related fees and expenses. The net proceeds of this offering will be deposited into an escrow account upon the closing of this offering. Funds held in escrow will be released upon the certification by ICE as to the consummation of the IDC Merger and the satisfaction of certain other conditions. If all conditions to the release of the funds held in escrow have not been satisfied on or prior to July 26, 2016, or if ICE notifies the Escrow Agent (as defined herein) in writing that ICE will not pursue the consummation of the IDC Merger, or that the IDC Merger Agreement has been amended, modified or waived, or any consent granted with respect thereto, in a manner that would be materially adverse to the holders of the notes (as reasonably determined by ICE), ICE will be obligated to redeem all of the notes at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest on the notes to, but excluding, the redemption date. See “Description of Notes—Redemption—Special Mandatory Redemption.”

We may redeem the notes in whole or in part at any time at the redemption prices described in this prospectus supplement under the heading “Description of Notes—Redemption—Optional Redemption.” Upon the occurrence of a Change of Control Triggering Event (as defined herein), we will be required to make an offer to purchase the notes at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase.

The notes will be general unsecured obligations of ICE and will rank equally in right of payment with all existing and future indebtedness and other obligations of ICE that are not, by their terms, expressly subordinated in right of payment to the notes. The notes will be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by NYSE Holdings LLC (“NYSE”). The guarantee will be the general unsecured obligation of NYSE and will rank equally in right of payment with all existing and future indebtedness and other obligations of NYSE (for so long as NYSE’s guarantee is in place) that are not, by their terms, expressly subordinated in right of payment to the guarantee of the notes. The guarantee is being provided because NYSE is currently also a guarantor under ICE’s Credit Facility (as defined herein). The guarantee will be released when NYSE is no longer an obligor under ICE’s Credit Facility.

The notes will not be listed on any securities exchange. Currently there are no public markets for the notes and ICE cannot provide any assurances that active public markets for the notes will develop.

Investing in the notes involves certain risks. See “Risk Factors” included or incorporated by reference herein, as described beginning on page S-7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 2020 Note	Total for all 2020 Notes	Per 2025 Note	Total for all 2025 Notes
Public offering price(1)	99.888%	$1,248,600,000	99.983%	$1,249,787,500
Underwriting discounts	0.600%	$7,500,000	0.650%	$8,125,000
Proceeds, before expenses, to us(1)	99.288%	$1,241,100,000	99.333%	$1,241,662,500

(1)	Plus accrued interest, if any, from November 24, 2015, if settlement occurs after that date.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking sociéte anonymé and Euroclear Bank, S.A./N.V., as operator of the Euroclear system, against payment in New York, New York on or about November 24, 2015.

Joint Book-Running Managers

BofA Merrill Lynch	Wells Fargo Securities
MUFG	Morgan Stanley

Co-Managers

BBVA	BMO Capital Markets	Fifth Third Securities	Credit Suisse	J.P. Morgan

SOCIETE GENERALE	US Bancorp	Lloyds Securities	Goldman, Sachs & Co.

Prospectus Supplement dated November 19, 2015

PROSPECTUS SUPPLEMENT

PROSPECTUS

Neither we nor the underwriters have authorized anyone to provide you with information other than the information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein as described under “Where You Can Find Additional Information,” or any free writing prospectus that we file with the Securities and Exchange Commission (“SEC”). Neither we nor the underwriters take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus and any such free writing prospectus may be used only for the purposes for which they have been published. You should not assume that the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the cover page of those respective documents. Our business, financial condition, results of operations or prospects may change after those dates. Neither we nor the underwriters are making an offer of these securities in any jurisdiction where the offer is not permitted.

The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the notes in some jurisdictions may be restricted by law. Persons outside of the United States who come into possession of this prospectus supplement and the accompanying prospectus are required by us and the underwriters to inform themselves about and to observe any applicable restrictions. This prospectus

i

supplement and the accompanying prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation. See “Underwriting.”

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement relates to a prospectus which is part of a registration statement that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may sell the securities described in the accompanying prospectus from time to time. The accompanying prospectus provides you with a general description of the securities we may offer. This prospectus supplement contains specific information about the terms of this offering. This prospectus supplement may add, update or change information contained in the accompanying prospectus. Please carefully read both this prospectus supplement and the accompanying prospectus in addition to the information described in the section of this prospectus supplement entitled “Where You Can Find Additional Information.”

The registration statement that contains the accompanying prospectus (including the exhibits filed with and incorporated by reference in the registration statement) contains additional information about us and the notes offered under this prospectus supplement. That registration statement can be read at the SEC’s website or at the SEC’s Public Reference Room mentioned under the section of this prospectus supplement entitled “Where You Can Find Additional Information.”

Unless the context otherwise requires, in this prospectus supplement and the accompanying prospectus, (i) the terms the “Company,” “we,” “our” or “us” refer to ICE and its consolidated subsidiaries and (ii) “ICE” refers to Intercontinental Exchange, Inc. and not to any of its subsidiaries.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

ICE is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov or on our Internet site at http://www.intercontinentalexchange.com. Except for the documents referred to under this caption “Where You Can Find Additional Information” in this prospectus supplement and under the caption “Where You Can Find More Information” in the accompanying prospectus which are specifically incorporated by reference into this prospectus supplement and the accompanying prospectus, information contained on ICE’s website or that can be accessed through its website is not incorporated into and does not constitute a part of this prospectus supplement or the accompanying prospectus. ICE has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.

ICE and NYSE have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are part of the registration statement and do not contain all of the information in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement and the accompanying prospectus from the date we file that document. Any reports filed by us with the SEC on or after the date of this prospectus supplement prior to the termination of this offering will automatically update and, where applicable, supersede any information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein.

We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1)	Annual Report of Intercontinental Exchange, Inc. on Form 10-K for the fiscal year ended December 31, 2014, filed on February 5, 2015 (File No. 001-36198);

(2)	Quarterly Report of Intercontinental Exchange, Inc. on Form 10-Q for the quarter ended September 30, 2015, filed on October 28, 2015 (File No. 001-36198);

(3)	Quarterly Report of Intercontinental Exchange, Inc. on Form 10-Q for the quarter ended June 30, 2015, filed on August 5, 2015 (File No. 001-36198);

(4)	Quarterly Report of Intercontinental Exchange, Inc. on Form 10-Q for the quarter ended March 31, 2015, filed on May 5, 2015 (File No. 001-36198);

(5)	Definitive Proxy Statement of Intercontinental Exchange, Inc. on Schedule 14A for the Annual Meeting of Stockholders on May 15, 2015, filed on March 30, 2015 (solely to the extent incorporated by reference into Part III of Intercontinental Exchange, Inc.’s 2014 Annual Report on Form 10-K) (File No. 001-36198);

(6)	Current Reports of Intercontinental Exchange, Inc. on Form 8-K filed on January 6, 2015; May 19, 2015; May 27, 2015; September 17, 2015; October 26, 2015; October 28, 2015; November 10, 2015; November 13, 2015; and November 18, 2015; and

(7)	All documents filed by ICE under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), on or after the date of this prospectus supplement and before the termination of this offering.

We take no responsibility for Interactive Data’s filings with the SEC, and we are not incorporating by reference any part of such filings into this prospectus supplement.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus are delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement or the accompanying prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Investor Relations, 5660 New Northside Drive, Atlanta, GA 30328, telephone (770) 857-4700.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference into this prospectus supplement contain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time and may include statements regarding the pending IDC Merger. In some cases, you can identify forward-looking statements by words such as “may,” “hope,” “might,” “can,” “could,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These statements are only predictions based on our current expectations about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties included or incorporated by reference herein as described in the section entitled “Risk Factors.”

Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in ICE’s filings with the SEC. These risks and uncertainties include, without limitation, the following:

•	our expectations regarding the business environment in which we operate and trends in our industry, including trading volumes, clearing, fees and changing regulations;

•	conditions in global financial markets and domestic and international economic conditions;

•	volatility in commodity prices, equity prices, and price volatility of financial benchmarks and instruments such as interest rates, credit spreads, equity indexes and foreign exchange rates;

•	the impact of any changes in domestic and foreign laws, regulations, rules or government policy with respect to financial markets, including any changes in previously issued regulations and policies, increased regulatory scrutiny or enforcement actions resulting from ongoing scrutiny of the U.S. equity market structure and our ability to comply with regulatory requirements;

•	the success of our clearing houses and our ability to minimize the risks associated with operating multiple clearing houses in multiple jurisdictions;

•	the performance and reliability of our technology and the technology of our third-party service providers;

•	our ability to identify and effectively pursue acquisitions and strategic alliances and successfully integrate the companies we acquire;

•	increasing competition and consolidation in our industry;

•	our ability to continue to realize the synergies and benefits of the NYSE acquisition within the expected time frame, and continue to integrate NYSE’s operations with our business;

•	our ability to complete the IDC Merger or any other acquisition we have announced or will announce in the future, realize the anticipated cost savings and synergies of the IDC Merger or any other acquisition we have announced or will announce in the future, and successfully integrate Interactive Data or any other company we may acquire with our business without material delay, higher than anticipated costs or difficulty or loss of key personnel;

•	our ability to identify and effectively pursue acquisitions and strategic alliances in the future;

•	our ability to keep pace with rapid technological developments and to ensure that the technology we utilize is not vulnerable to security risks, hacking and cyber attacks;

•	the soundness of our electronic platform and disaster recovery system technologies;

•	the accuracy of our cost estimates and expectations;

•	our belief that cash flows from operations will be sufficient to service our current levels of debt, the notes, and other indebtedness to be incurred in connection with the IDC Merger and to fund our working capital needs and capital expenditures for the foreseeable future;

•	our ability, on a timely and cost-effective basis, to offer additional products and services, leverage our risk management capabilities and enhance our technology;

•	our ability to maintain existing market participants and attract new ones;

•	our ability to protect our intellectual property rights, including the costs associated with such protection, and our ability to operate our business without violating the intellectual property rights of others;

•	our ability to identify trends and adjust our business to benefit from such trends;

•	potential adverse results of threatened or pending litigation and regulatory actions and proceedings; and

•	general competitive, economic, political and market conditions and fluctuations.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus supplement in the case of forward-looking statements contained in this prospectus supplement, or the dates of the documents incorporated by reference into this prospectus supplement in the case of forward-looking statements made in those incorporated documents.

We expressly qualify in their entirety all forward-looking statements attributable to us or any person acting on our behalf by the cautionary statements contained or referred to in this section.

v

SUMMARY

This summary is not complete and does not contain all of the information that you should consider before buying the notes in this offering. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and the other incorporated documents, including in particular the section entitled “Risk Factors” of this prospectus supplement and in such incorporated documents, as well as our consolidated financial statements, incorporated by reference in this prospectus supplement and the accompanying prospectus, before making any investment decision.

Company Overview

Together with our consolidated subsidiaries, we are a leading global operator of regulated exchanges, clearing houses and listing venues, and a provider of data services for commodity and financial markets. We operate regulated marketplaces for trading and clearing a broad array of derivatives and securities contracts across major asset classes, including energy and agricultural commodities, interest rates, equities, equity derivatives, credit derivatives, bonds and currencies.

Our exchanges include futures exchanges in the United States, United Kingdom, continental Europe, Canada and Singapore and cash equities exchanges and equity options exchanges in the United States. We operate over-the-counter, or OTC, markets for physical energy and credit default swaps, or CDS. We also own seven central counterparty clearing houses serving the global derivatives markets. Through our trading, clearing, listings and post-trade platforms, we bring together buyers and sellers by offering liquid markets, benchmark products, access to capital markets, data, and a range of services to support market participants’ investing, risk management and capital raising activities.

We were previously known as IntercontinentalExchange Group, Inc. and changed our name to Intercontinental Exchange, Inc. on June 2, 2014. We were organized on March 6, 2013 as a direct, wholly-owned subsidiary of Intercontinental Exchange Holdings, Inc. (formerly known as IntercontinentalExchange, Inc.) for the purpose of effecting Intercontinental Exchange Holdings, Inc.’s acquisition of NYSE (formerly known as NYSE Euronext Holdings LLC), which occurred on November 13, 2013 in a stock and cash transaction valued at $11.1 billion. Upon completion of the acquisition, Intercontinental Exchange Holdings, Inc. and NYSE each became our wholly-owned subsidiaries. NYSE is a guarantor of certain of our existing senior indebtedness. NYSE was organized on May 22, 2006 as a Delaware limited liability company. The predecessor entity to Intercontinental Exchange Holdings, Inc. was established in May 2000.

Our principal executive offices are located at 5660 New Northside Drive, Atlanta, Georgia 30328, and our telephone number is 770-857-4700.

Pending Acquisition of Interactive Data

On October 26, 2015, we entered into the IDC Merger Agreement, pursuant to which, subject to the receipt of required regulatory approval and satisfaction of customary closing conditions, we will acquire Interactive Data through a merger of Merger Sub with and into Interactive Data, with Interactive Data surviving the IDC Merger as a wholly-owned subsidiary of ICE.

Interactive Data, based in Bedford, Massachusetts, is one of the world’s leading providers of financial data, serving the mutual fund, bank, asset management, hedge fund, securities and financial instrument processing and administration sectors.

Under the terms of the IDC Merger Agreement, we have agreed to pay aggregate consideration of (a) $3.65 billion in cash (which will be used to repay indebtedness of Interactive Data as well as pay cash merger consideration to Interactive Data’s equityholders) and (b) approximately 6.49 million shares of ICE common stock to be issued to Interactive Data’s equityholders (which has a value of $1.7 billion based on the closing price of ICE common stock on November 18, 2015). The number of shares to be issued pursuant to the IDC Merger Agreement may be increased by up to approximately 2.16 million additional shares of ICE common stock in the event the price of ICE common stock at the closing of the IDC Merger (such date, the “IDC Merger Closing Date”) is below $238.76 per share, based on the 10-day volume weighted average price of ICE common stock ending two trading days before the IDC Merger Closing Date. The cash consideration to be paid by us will be subject to adjustment for cash held by Interactive Data and Interactive Data’s working capital as of the IDC Merger Closing Date as well as for other adjustments identified in the IDC Merger Agreement. As provided in the IDC Merger Agreement, ICE and Interactive Data are discussing in good faith alternatives to amend the IDC Merger Agreement to restructure the IDC Merger as a tax-free reorganization for U.S. federal income tax purposes, although there is no assurance that they will ultimately pursue any such alternative.

A copy of the IDC Merger Agreement is filed as an exhibit to ICE’s Current Report on Form 8-K filed on October 28, 2015, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The foregoing description of the IDC Merger and the IDC Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the IDC Merger Agreement. For more information regarding the IDC Merger, see the Current Report referenced above and any subsequent documents which are incorporated by reference herein.

This offering is not conditioned upon, and will be consummated before, the closing of the IDC Merger. We currently expect the IDC Merger to be completed around year end 2015, subject to customary closing conditions. However, ICE may not consummate the IDC Merger within this time frame or at all. See “Risk Factors—Risks Relating to the IDC Merger.” ICE will be obligated to redeem all of the notes at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest on the notes to, but excluding, the redemption date if the IDC Merger is not completed as described under “Description of Notes—Redemption—Special Mandatory Redemption.”

Pending Acquisition of Trayport

On November 16, 2015, we announced our entry into a definitive agreement to acquire Trayport for $650 million in ICE common stock (the “Trayport Merger”). Trayport is a subsidiary of GFI Group Inc., which was acquired by BGC Partners, Inc. in March 2015. Trayport licenses its technology platform to serve brokers for electronic and hybrid trade execution primarily in the European over-the-counter (OTC) utility markets. The transaction is expected to enable ICE to provide new services to the European OTC energy markets, including European power, natural gas and coal. The Trayport Merger is expected to close in December 2015 or the first quarter of 2016, subject to the completion of closing conditions and receipt of applicable regulatory approvals.

Ratio of Earnings to Fixed Charges

The following table sets forth information regarding our ratio of earnings to fixed charges for the periods shown. For purposes of determining the below ratios, earnings consist of pre-tax income from continuing operations before adjustment for fixed charges and equity earnings, and adjusted for non-controlling interests in consolidated subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expenses, amortization of discount and debt issuance costs and an appropriate portion of rentals representative of the interest factor.

	Nine Months Ended September 30, 2015	Year Ended December 31,
		2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges	19.5x	15.0x	9.7x	21.0x	22.4x	20.4x

Summary of the Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all of the information that may be important to you. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the notes, see the discussion under the caption “Description of Notes” in this prospectus supplement.

Issuer	Intercontinental Exchange, Inc.

Securities Offered	$1,250,000,000 initial aggregate principal amount of 2.75% Senior Notes due 2020 (the “2020 notes”) and $1,250,000,000 initial aggregate principal amount of 3.75% Senior Notes due 2025 (the “2025 notes”). The 2020 notes and the 2025 notes are collectively referred to in this prospectus supplement as the “notes.” The offering and sale of each series of notes is not conditioned on the sale of any other series of notes.

Maturity Date	The 2020 notes will mature on December 1, 2020 . The 2025 notes will mature on December 1, 2025 .

Interest Rate	Interest on the 2020 notes will accrue at the rate of 2.75% per annum. Interest on the 2025 notes will accrue at the rate of 3.75% per annum.

Interest Payment Dates	June 1 and December 1, beginning June 1, 2016.

Optional Redemption	We may redeem any series of the notes, in whole or in part, at any time at the applicable redemption price described herein under the caption “Description of Notes—Redemption—Optional Redemption.”

Special Mandatory Redemption	The net proceeds of this offering will be deposited into an escrow account upon the closing of this offering. If all conditions to the release of the funds held in escrow, including the certification by ICE as to the consummation of the IDC Merger, have not been satisfied on or prior to July 26, 2016, or if ICE notifies the Escrow Agent in writing that ICE will not pursue the consummation of the IDC Merger, or that the IDC Merger Agreement has been amended, modified or waived, or any consent granted with respect thereto, in a manner that would be materially adverse to the holders of the notes (as reasonably determined by ICE), ICE will be obligated to redeem all of the notes at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest on the notes to, but excluding, the redemption date. See “Description of Notes—Redemption—Special Mandatory Redemption.”

Change of Control Offer	If we experience a Change of Control Triggering Event, unless we have exercised our right to redeem the notes, the holders of the notes will have the right to require us to purchase their notes at a price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, on the notes purchased to, but excluding, the date of purchase. See “Description of Notes—Repurchase upon Change of Control Triggering Event.”

Notes Guarantee	The notes will be fully and unconditionally guaranteed (the “Notes Guarantee”) on an unsecured and unsubordinated basis by NYSE (for so long as NYSE provides a Notes Guarantee, the “Notes Guarantor”). The Notes Guarantee of the Notes Guarantor will automatically terminate, and the obligations of the Notes Guarantor under the Notes Guarantee will be unconditionally released and discharged, if and when the Notes Guarantor is no longer (or substantially simultaneously with such release will no longer be) an obligor (either borrower or guarantor) under ICE’s $3.4 billion senior unsecured credit facility (as amended, the “Credit Facility”) as described under “Description of Other Indebtedness—NYSE Subsidiary Guarantee.” ICE is the parent borrower under the Credit Facility, and NYSE is a guarantor under the Credit Facility.

Ranking	The notes will be general unsecured obligations of ICE and will rank equally in right of payment with all existing and future indebtedness and other obligations of ICE that are not, by their terms, expressly subordinated in right of payment to the notes. The notes will be effectively subordinated to all of ICE’s future secured indebtedness and other secured obligations to the extent of the value of the collateral securing such indebtedness or other obligations. In addition, the notes will be structurally subordinated to all liabilities, including trade payables, of its subsidiaries that do not guarantee the notes. ICE is a holding company and does not have any material assets other than its ownership interests in its subsidiaries.

The Notes Guarantee will be the general unsecured obligation of the Notes Guarantor and will rank equally in right of payment with all existing and future indebtedness and other obligations of the Notes Guarantor (for so long as the Notes Guarantee is in place) that are not, by their terms, expressly subordinated in right of payment to the Notes Guarantee. The Note Guarantee will be effectively subordinated to all of the Notes Guarantor’s future secured indebtedness and other secured obligations to the extent of the value of the collateral securing such indebtedness or other obligations. The Notes Guarantor is a holding company and does not have any material operating assets other than its ownership interests in its subsidiaries.

For a description of the other indebtedness of ICE, see “Capitalization,” “Description of Notes—Ranking” and “Description of Other Indebtedness.”

Form and Denomination	The notes will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

DTC Eligibility	Each series of notes will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”), or its nominees. See “Description of Notes—Book Entry Settlement.”

Settlement	Beneficial interests in the notes will trade in DTC’s same-day funds settlement system until maturity. Therefore, secondary market trading activity in such interests will be settled in immediately available funds.

Use of Proceeds	The net proceeds, after deducting the underwriting discounts but before offering expenses, will be deposited into an escrow account upon the closing of this offering. Funds held in escrow will be released upon the certification by ICE as to consummation of the IDC Merger and the satisfaction of certain other conditions. We intend to use the escrowed proceeds from this offering, together with available cash and borrowings under our U.S. dollar commercial paper program (the “Commercial Paper Program”), to finance the cash portion of the purchase price of the IDC Merger and any adjustments thereto and to pay related fees and expenses.

Covenants	The indenture and the supplemental indenture governing the notes will contain covenants that, subject to certain exceptions, limit ICE’s ability and the ability of certain of ICE’s subsidiaries to create liens and to enter into sale and leaseback transactions, and limit ICE’s ability to consolidate, merge or transfer all or substantially all of its assets. The indenture and the supplemental indenture governing the notes will also contain covenants that, subject to certain exceptions, limit the ability of NYSE to consolidate or merge. See “Description of Notes—Certain Covenants.”

No Listing	The notes will not be listed on any securities exchange. Currently there are no public markets for the notes.

Trustee, Registrar and Paying Agent	Wells Fargo Bank, National Association

Escrow Agent	U.S. Bank National Association

Governing Law	The indenture, the supplemental indenture, the notes and the Notes Guarantee will be governed by the laws of the State of New York.

Conflicts of Interest	Because more than 5% of the net proceeds of this offering, not including underwriters’ discounts, may be received by affiliates of the underwriters, to the extent any one underwriter, together with its affiliates, receives more than 5% of the net proceeds, such underwriter would be considered to have a “conflict of interest” with us in regard to this offering under Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with the offering because the offering is of a class of securities that are investment grade rated. See “Underwriting—Conflicts of Interest.”

Risk Factors	See “Risk Factors” in this prospectus supplement and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of certain factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS

An investment in the notes involves risk. Prior to making a decision about investing in the notes, and in consultation with your own financial and legal advisors, you should carefully consider the following risk factors regarding the notes and this offering, as well as the risk factors and the regulatory update information incorporated by reference in this prospectus supplement from ICE’s Annual Report on Form 10-K for the year ended December 31, 2014 under the heading “Risk Factors” and other filings we have made or may make from time to time with the SEC. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Relating to this Offering and the Notes

The indenture and the supplemental indenture do not limit the amount of debt we may incur or restrict our ability to engage in other transactions that may adversely affect holders of the notes.

The indenture and the supplemental indenture under which the notes will be issued do not limit the amount of debt that we may incur. The indenture and the supplemental indenture do not contain any financial covenants or other provisions that would afford the holders of the notes any substantial protection in the event we participate in a highly leveraged transaction. In addition, the indenture and the supplemental indenture do not limit our ability to pay dividends, make distributions or repurchase shares of our common stock. Any such transaction could adversely affect you and, in particular, could limit our ability to make payments on the notes.

The Notes Guarantee provided by the Notes Guarantor will automatically terminate under certain circumstances, and the notes will be effectively subordinated to the existing and future liabilities of ICE’s subsidiaries which do not guarantee the notes.

ICE is a separate and distinct legal entity from each of its subsidiaries. While the Notes Guarantor will fully and unconditionally guarantee ICE’s obligations under the notes, pursuant to the Notes Guarantee, the Notes Guarantee will automatically terminate, and the obligations under the Notes Guarantee will be unconditionally released and discharged, if and when the Notes Guarantor is no longer (or substantially simultaneously with such release will no longer be) an obligor (either borrower or guarantor) under the Credit Facility. See “Description of Other Indebtedness—NYSE Subsidiary Guarantee.” Additionally, the Notes Guarantor is permitted under the Notes Guarantee and under the indenture and supplemental indenture governing the notes to transfer all or substantially all of its assets, including to another of our subsidiaries, without requiring the transferee to assume the relevant guarantee, subject to certain limitations. For further information, see “Description of Notes—Notes Guarantee.”

None of ICE’s other subsidiaries (including NYSE following termination of the Notes Guarantee), and none of the Notes Guarantor’s subsidiaries, will guarantee the notes. Consequently, none of these subsidiaries will have any obligation to pay any amounts due on the notes or to provide ICE or the Notes Guarantor with funds to meet their respective payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. Any payment of dividends, loans or advances by these subsidiaries may be subject to contractual or legal restrictions. The rights of ICE and the Notes Guarantor to receive any assets from any of these subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of the creditors of these subsidiaries.

The notes will be subject to prior claims of secured creditors.

The notes will be general unsecured obligations of ICE and will rank equally in right of payment with all existing and future indebtedness and other obligations of ICE that are not, by their terms, expressly subordinated in right of payment to the notes. The notes will also be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by the Notes Guarantor pursuant to the Notes Guarantee, and the Notes Guarantee will be the general unsecured obligation of the Notes Guarantor, and will rank equally in right of payment with all existing and future indebtedness and other obligations of the Notes Guarantor (for so long as the Notes Guarantee is in place) that are not, by their terms, expressly subordinated in right of payment to the applicable Notes Guarantee. The indenture and the supplemental indenture governing the notes permit ICE and its subsidiaries, including the Notes Guarantor, to incur secured debt under specified circumstances. If ICE or any of its subsidiaries incurs any debt secured by its assets, these assets will be subject to the prior claims of the secured creditors, and in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, these pledged assets would be available to satisfy secured obligations before any payment could be made on the notes or the Notes Guarantee. To the extent that such assets could not satisfy in full any such secured obligations, the holders of such obligations would have a claim for any shortfall that would rank equally in right of payment with the notes or the Notes Guarantee. In that case, we might not have sufficient assets remaining to pay amounts due on any or all of the notes or the Notes Guarantee.

The negative covenants contained in the indenture and supplemental indenture governing the notes are only applicable to certain subsidiaries of ICE.

The negative covenants contained in the indenture and the supplemental indenture governing the notes limiting ICE’s ability, and the ability of certain of its subsidiaries, to create liens and to enter into sale and leaseback transactions only apply to significant subsidiaries of ICE, which is defined to include the Notes Guarantor and any subsidiaries of ICE classified as significant subsidiaries under Regulation S-X under the Exchange Act. These negative covenants do not limit the actions of ICE’s subsidiaries that are not significant subsidiaries or guarantors of the notes (including NYSE following termination of the Notes Guarantee), including any secured debt incurred, assumed or guaranteed by any ICE subsidiaries that are not significant subsidiaries or guarantors of the notes, and are subject to certain exceptions. See “Description of Notes—Certain Covenants.”

Active trading markets for the notes may not develop and future trading prices of the notes will depend upon many factors.

There are no existing trading markets for the notes and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that any trading markets for the notes will ever develop or will be maintained. If trading markets do not develop or are not maintained, you may find it difficult or impossible to resell the notes. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell the notes or the prices at which you will be able to sell the notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to us and/or our debt securities and the markets for similar securities. Any trading markets that develop would be affected by many factors independent of and in addition to the foregoing, including the time remaining to the maturity of the notes, the outstanding amount of the notes, the terms related to optional redemption of the notes, and the level, direction and volatility of market interest rates generally.

The underwriters have advised us that they currently intend to make a market in each series of the notes, but they are not obligated to do so and may cease doing so at any time without notice.

Our credit ratings may not reflect all of risks in the investment in the notes and these ratings could be lowered or withdrawn in the future.

We expect that the notes will be rated by one or more nationally recognized statistical rating organizations. A rating is not a recommendation to purchase, hold or sell debt securities, since a rating does not predict the market price of a particular security or its suitability for a particular investor. Any rating organization that rates the notes may lower its rating or decide not to continue to rate the notes in its sole discretion. The ratings of the notes will be based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due and the payment of principal on the maturity date. Certain of our credit ratings are currently under review for a downgrade. Any actual or anticipated downgrade or withdrawal of a rating by a rating agency that rates the notes, and any announcement that our ratings are under further review for a downgrade, could have an adverse effect on the trading prices or liquidity of the notes.

We may be required to redeem all of the notes on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the notes, and, as a result, holders of the notes may not obtain their expected return on the notes.

We may not consummate the IDC Merger within the timeframe specified under “Description of Notes—Redemption—Special Mandatory Redemption,” or the IDC Merger Agreement may be amended, modified or waived, or any consent granted with respect thereto, in a manner that would be materially adverse to the holders of the notes. Our ability to consummate the IDC Merger is subject to various closing conditions, including regulatory approval and other matters over which we have limited or no control. If we fail to consummate the IDC Merger on or prior to July 26, 2016, the IDC Merger Agreement is terminated prior to such time or the IDC Merger Agreement is amended, modified or waived, or any consent is granted with respect thereto, in a manner that would be materially adverse to the holders of the notes (as reasonably determined by ICE), we will be required to redeem all of the notes at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. If we redeem the notes pursuant to the special mandatory redemption provisions, you may not obtain your expected return on the notes and may not be able to reinvest the proceeds from such special mandatory redemption in an investment that results in a comparable return. In addition, as a result of the special mandatory redemption provisions of the notes, the trading prices of the notes may not reflect the financial results of our business or macroeconomic factors. You will have no rights under the special mandatory redemption provisions if the IDC Merger closes, nor will you have any right to require us to repurchase your notes if, between the closing of this offering and the completion of the IDC Merger, we experience any changes (including any material adverse changes) in our business or financial condition, or if the terms of the IDC Merger Agreement change, including in material respects, in a manner that ICE reasonably determines is not materially adverse to holders of the notes. For a description of the special mandatory redemption provisions, see “Description of Notes—Redemption—Special Mandatory Redemption.”

ICE may choose to redeem the notes of any series prior to maturity.

ICE may redeem some or all of the notes of any series at any time. See “Description of Notes—Redemption—Optional Redemption.” Although the notes contain provisions designed to compensate you for the lost value of your notes if we redeem some or all of the notes prior to maturity, they are only an approximation of this lost value and may not adequately compensate you. Furthermore, depending on prevailing interest rates at the time of any such redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the notes being redeemed or at an interest rate that would otherwise compensate you for any lost value as a result of any redemption of notes.

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the notes and market interest rates increase, the market values of your notes may decline. We cannot predict the future level of market interest rates.

We may not be able to purchase all of the notes upon a Change of Control Triggering Event, which would result in a default under the notes.

ICE will be required to offer to purchase the notes upon the occurrence of a “Change of Control Triggering Event” as provided in the indenture and the supplemental indenture governing the notes. See “Description of Notes—Repurchase upon Change of Control Triggering Event.” However, we may not have sufficient funds to purchase the notes in cash at such time. In addition, our ability to purchase the notes for cash may be limited by law or the terms of other agreements relating to our debt outstanding at the time. The failure to make such purchase would result in a default under the notes.

Risks Relating to the IDC Merger

We may fail to realize the anticipated benefits of the IDC Merger.

The success of the IDC Merger will depend on, among other things, our ability to combine our businesses and the businesses of Interactive Data in a manner that facilitates growth opportunities, realizes anticipated synergies, and achieves the projected stand-alone cost savings and revenue growth trends identified by each company. However, we must successfully combine our businesses and Interactive Data’s businesses in a manner that permits these cost savings and synergies to be realized. In addition, we must achieve the anticipated savings and synergies without adversely affecting current revenues and investments in future growth. If we are not able to successfully achieve these objectives, the anticipated benefits of the IDC Merger may not be realized fully or at all or may take longer to realize than expected.

Combining the businesses of Interactive Data with our company may be more difficult, costly or time consuming than expected, and the failure to integrate successfully businesses and operations in the expected time frame may adversely affect our future results.

There is a significant degree of difficulty and management distraction inherent in the process of integrating an acquisition. Management may face significant challenges in consolidating certain businesses and functions (including regulatory functions) of our company and Interactive Data, integrating our respective technologies, organizations, procedures, policies and operations, addressing differences in the business cultures of the two companies and retaining key personnel. The integration may also be complex and time consuming, and require substantial resources and effort. The integration process and other disruptions resulting from the IDC Merger may also disrupt our ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect our relationships with market participants, employees, regulators and others with whom we and Interactive Data have business or other dealings or limit our ability to achieve the anticipated benefits of the IDC Merger. In addition, difficulties in integrating our and Interactive Data’s businesses or regulatory functions could harm our reputation. There can be no assurance that we will successfully or cost-effectively integrate Interactive Data following the IDC Merger. The failure to do so could have a material adverse effect on our business.

If we are not able to successfully combine our businesses with those of Interactive Data in an efficient and effective manner, the anticipated benefits and cost savings of the IDC Merger may not be realized fully, or at all, or may take longer to realize than expected. An inability to realize the full extent of the anticipated benefits of the IDC Merger, as well as any delays encountered in the integration process, could have an adverse effect upon our revenues, level of expenses and operating results, which may adversely affect our results of operations or financial condition after the completion of the IDC Merger. Moreover, any acquisitions we may make in the future may pose additional integration challenges that may adversely affect our business.

In addition, the actual integration may result in additional or unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual synergies, if achieved, may be lower than what we expect and may take longer to achieve than anticipated. If we are not able to adequately address integration challenges, we may be unable to successfully integrate our and Interactive Data’s operations or to realize the anticipated benefits of the integration of the two companies.

We have, and following the completion of this offering and the IDC Merger will continue to have, a significant amount of debt, including the notes offered hereby and the related guarantee, which could restrict our ability to engage in additional transactions or incur additional indebtedness.

We intend to use the net proceeds from this offering, together with available cash and borrowings under the Commercial Paper Program, to finance the cash portion of the purchase price of the IDC Merger and any adjustments thereto and related fees and expenses. To the extent necessary, we may also access available borrowings under the Credit Facility that are not required to back-stop commercial paper. Giving effect to this offering and our anticipated borrowings under the Commercial Paper Program to finance the cash portion of the purchase price of the IDC Merger (excluding any adjustments thereto and the payment of related fees and expenses) as if they had occurred on September 30, 2015, our consolidated indebtedness would have been approximately $7,150 million as of September 30, 2015. This substantial level of indebtedness could have important consequences to our business, including making it more difficult to satisfy our debt obligations (including the notes), increasing our vulnerability to general adverse economic and industry conditions, limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate and restricting us from pursuing certain business opportunities. These limitations could reduce the benefits we expect to achieve from the IDC Merger or impede our ability to engage in future business opportunities or strategic acquisitions.

As a result of the IDC Merger, we will be subject to risks relating to the businesses conducted by Interactive Data.

The businesses of Interactive Data being acquired as part of the IDC Merger are subject to a variety of risks, including, but not limited to, the following:

•	the impact of cost-cutting pressures across the industry Interactive Data serves, consolidation within the financial services industry, declining activity levels in the securities markets, weak or declining financial performance of financial market participants, the failure of market participants or changes in usage patterns could lower demand for Interactive Data’s products and services;

•	Interactive Data operates in highly competitive markets in which it competes with numerous large and small vendors of financial market data, analytics, and related services, and new offerings by competitors or new technologies or other industry changes could cause Interactive Data’s services to become less competitive or obsolete;

•	a prolonged outage at one of Interactive Data’s data centers or a disruption of its computer operations or those of its suppliers, or the failure of Interactive Data to timely deliver high-quality services due to other reasons, could result in loss of clients;

•	design defects, errors or failures association with Interactive Data’s products or services could cause serious harm to its business;

•	Interactive Data is dependent on third-party suppliers for data and audits of Interactive Data’s license arrangements with its suppliers, which may result in its inability to provide products and services to clients or its incurring material additional expense;

•	new legislation or changes in governmental or quasi-governmental rules, regulations, directives or standards may reduce demand for Interactive Data’s services, prevent Interactive Data from offering certain services or increase Interactive Data’s expenses;

•	certain of Interactive Data’s subsidiaries and services are or may become subject to complex regulations and licensing requirements (such as regulation under the Investment Advisers Act of 1940, licensing under the Australian Corporations Act of 2001 and registration with the United Kingdom Financial Conduct Authority, some of which are regulatory regimes that we are not currently subject to), and failure to comply with applicable regulatory requirements may result in Interactive Data being unable to continue offering the services or operating the impacted portions of its business or could result in fines and penalties;

•	Interactive Data is subject to regulatory oversight and it provides services to financial institutions that are subject to significant regulatory oversight, and any examination or investigation compliance with these regulations by federal agencies (including the SEC, state authorities and other governmental entities in both the United States and foreign countries) of Interactive Data or its clients relating to its services could be expensive and time consuming and could harm its reputation;

•	legal protections for Interactive Data’s intellectual property rights and other rights may not be sufficient or available to protect its competitive advantages and failure to protect Interactive Data’s intellectual property and proprietary rights adequately could adversely affect its business and results of operations, and Interactive Data is involved in intellectual property disputes from time to time that in some cases could be significant and, under certain circumstances, could prevent Interactive Data from providing, or increase the costs to provide, certain products and services;

•	fraudulent or unpermitted data access and other security or privacy breaches may negatively impact the business and reputation of Interactive Data;

•	Interactive Data’s use of open-source software and third-party software containing open-source elements could result in litigation or impose unanticipated restrictions on its ability to commercialize its products and services; and

•	a material weakness in the internal control over financial reporting relating to Interactive Data’s statement of cash flows was identified in connection with the preparation of Interactive Data’s consolidated financial statements as of and for the six months ended June 30, 2015.

In addition, Interactive Data will be subject to business uncertainties and contractual restrictions while the IDC Merger is pending. The occurrence of any of such risks could have a material adverse impact on the financial condition, businesses or results of operations of Interactive Data, which could impair or eliminate our ability to achieve the expected cost savings and synergies from the IDC Merger on a timely basis, if ever, or could impair our ability to achieve such cost savings and synergies without adversely affecting our current revenues or investments in future growth. Additionally, the occurrence of any such risks could impair our ability to integrate the businesses of Interactive Data with our businesses in an efficient and timely manner, if at all.

USE OF PROCEEDS

We estimate the net proceeds from this offering, after deducting the underwriting discounts but before offering expenses, will be approximately $2,483 million. We intend to use the net proceeds from this offering, together with available cash and borrowings under the Commercial Paper Program, to finance the cash portion of the IDC Merger and any adjustments thereto (a portion of which will be used to repay outstanding indebtedness under Interactive Data’s credit facility and outstanding notes issued by Interactive Data or its subsidiaries) and to pay related fees and expenses. Affiliates of certain of the underwriters are lenders under Interactive Data’s credit facility and/or hold notes of Interactive Data or its subsidiaries, and therefore may receive a portion of the net proceeds of this offering. See “Underwriting—Conflicts of Interest.”

The net proceeds from this offering, after deducting the underwriting discounts but before offering expenses, will be deposited into an escrow account upon the closing of this offering. Because we expect the closing of this offering to occur prior to the consummation of the IDC Merger, immediately prior to the closing of this offering, we will enter into an escrow agreement with the Escrow Agent pursuant to which we will deposit into an escrow account cash equal to the net proceeds of this offering. For a discussion of the escrow arrangements and the release of funds from escrow, see “Description of Notes—Redemption—Special Mandatory Redemption.”

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2015 (i) on an actual basis and (ii) as adjusted solely to give effect to this offering and our anticipated borrowings under the Commercial Paper Program to finance the cash portion of the purchase price of the IDC Merger (excluding any adjustments thereto and the payment of related fees and expenses) as if they had occurred on such date. Actual amounts may vary from the as adjusted amounts set forth below depending on several factors, including the actual adjustments to the purchase price of the IDC Merger, potential changes in our financing plans as a result of market conditions or the timing of the consummation of the IDC Merger. You should read the data set forth in the table below in conjunction with “Use of Proceeds” and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. The as adjusted information set forth below may not reflect our cash, debt and capitalization in the future.

	As of September 30, 2015
	Actual	As Adjusted(7)
	(Unaudited) (in millions)
Cash and cash equivalents(1),(2),(3)	$687	$687
Short-term debt(4)
Commercial Paper(1),(2)	1,253	2,403
Long-term debt, excluding current portion(4)
2020 notes offered hereby(1)	—	1,250
2025 notes offered hereby(1)	—	1,250
Credit Facility(1)	—	—
364-Day Credit Facility	—	—
2018 Senior Notes	600	600
2023 Senior Notes(5)	794	794
NYSE USD Notes(6)	853	853

Total debt(1)	3,500	7,150
Total shareholders’ equity	12,370	12,370

Total capitalization	$15,870	$19,520

(1)	We intend to use the net proceeds from this offering, together with available cash and borrowings under the Commercial Paper Program, to finance the cash portion of the purchase price of the IDC Merger and any adjustments thereto and to pay related fees and expenses. As a result, after giving effect to this offering and the anticipated borrowings under the Commercial Paper Program to finance the cash portion of the purchase price of the IDC Merger (excluding any adjustments thereto and the payment of related fees and expenses), we expect that our total debt will increase by an aggregate of approximately $3.65 billion. See “Description of Other Indebtedness.”
(2)	The actual amount of our cash and cash equivalents and the actual amount of our commercial paper outstanding may vary from time to time due to our ordinary cash management activities.
(3)	As adjusted excludes the net proceeds from this offering, which will be deposited into an escrow account upon the closing of this offering, as described under “Use of Proceeds.”
(4)	For a discussion of our short-term and long-term debt obligations and related guarantee, see “Description of Other Indebtedness.”
(5)	Represents carrying amount. Principal amount outstanding as of September 30, 2015 is $800 million.
(6)	Represents carrying amount. Principal amount outstanding as of September 30, 2015 is $850 million.
(7)	The cash consideration to be paid by us will be subject to adjustment for cash held by Interactive Data and Interactive Data’s working capital as of the IDC Merger Closing Date as well as other adjustments identified in the IDC Merger Agreement. Based on information available to us, including information provided by Interactive Data regarding their expected cash and working capital balance, we currently expect to incur additional debt of approximately $350 million to fund such adjustments and to pay related fees and expenses.

DESCRIPTION OF NOTES

General

Unless otherwise specified, for purposes of this section, (i) the terms “ICE,” “we,” “us” and “our” refer to Intercontinental Exchange, Inc. and not to any of its subsidiaries; (ii) the term “NYSE” refers to NYSE Holdings LLC and not to any of its subsidiaries; and (iii) the term “Merger” refers to the merger transactions contemplated by the IDC Merger Agreement, pursuant to which Interactive Data Holdings Corporation will become a wholly-owned subsidiary of ICE. Each series of notes will be issued under an indenture (the “Senior Indenture”) among us, NYSE and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and a supplemental indenture thereto (a “Supplemental Indenture”) which together set forth the terms of each series of notes offered hereby. We refer to the Senior Indenture and each Supplemental Indenture collectively in this section as the “Indenture” and we refer to each person in whose name a note is registered in the note register for a series of notes in this section as a “holder” and, collectively, as the “holders.”

The following is a summary of material provisions of the Indenture. This summary does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).

Principal, Maturity and Interest

We will issue $1,250,000,000 initial aggregate principal amount of 2.75% Senior Notes due 2020 (the “2020 notes”) and $1,250,000,000 initial aggregate principal amount of 3.75% Senior Notes due 2025 (the “2025 notes” and, together with the 2020 notes, the “notes”) in this offering. The 2020 notes will mature on December 1, 2020 and the 2025 notes will mature on December 1, 2025. Interest on the 2020 notes will accrue at the rate of 2.75% per annum and interest on the 2025 notes will accrue at the rate of 3.75% per annum. Interest on the notes will be payable semiannually in arrears on each June 1 and December 1, commencing on June 1, 2016, to the persons who are holders at the close of business on the May 15 and November 15, whether or not a business day, immediately preceding the applicable interest payment date.

Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the issue date. If any interest payment date, redemption date, repurchase date or maturity date falls on a day that is not a business day, payment of interest, principal and premium, if any, with respect to such notes will be made on the next business day with the same force and effect as if made on the due date and no interest on such payment will accrue from and after such due date. For this purpose, “business day” means any weekday that is not a day on which banking institutions in New York City are authorized or obligated by law or regulation to be closed. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

Each series of notes will constitute a separate series under the Indenture. We may from time to time without notice to, or the consent of, any holder, create and issue additional series of notes under the Indenture. In addition, we may from time to time without notice to, or the consent of, any holder, create and issue additional notes of either series of notes under the Indenture (“additional notes”) having the same terms as the notes of such series, except for public offering price, issue date and, if applicable, the initial interest accrual date and first interest payment date. To the extent we do so, any additional notes, together with the notes of the same series, will constitute a single series under the Indenture and will vote together as one class on all matters with respect to the notes of such series; provided, however, that any additional notes that are not fungible with existing notes of the same series for U.S. federal income tax purposes will have a separate CUSIP, ISIN and other identifying number than the applicable series of notes offered hereby.

We will issue the notes in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will not be entitled to the benefit of any mandatory sinking fund.

We will pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue payments of the principal, purchase price and redemption price of the notes from time to time on demand at the rate then borne by the notes offered hereby, and will pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue installments of interest, if any (without regard to any applicable grace periods), on the notes offered hereby from time to time on demand at the same rate to the extent lawful.

We will pay interest, principal and premium, if any, on the notes in U.S. dollars.

Notes Guarantee

On the issue date, the notes and the Company’s obligations under the Indenture will be guaranteed on an unsecured and unsubordinated basis by NYSE. We refer to the guarantee of the notes by NYSE as the “Notes Guarantee”. The term “Notes Guarantor” refers to NYSE for so long as NYSE provides a Notes Guarantee. For a description of the guarantees being provided by NYSE with respect to other indebtedness of ICE, including any indebtedness under the Credit Agreement (as defined below), see “Description of Other Indebtedness—NYSE Subsidiary Guarantee.”

Under the Notes Guarantee, the Notes Guarantor will fully and unconditionally guarantee to each holder and the Trustee, on an unsecured basis, the full and prompt payment of principal of, premium, if any, and interest on the notes, when and as the same become due and payable, whether at stated maturity, upon redemption, by declaration of acceleration or otherwise, including all fees and expenses due and owing to the Trustee.

The Notes Guarantee is being provided because the Notes Guarantor is currently also a guarantor under the Credit Agreement, as described under “—Ranking” below. The purpose of the Notes Guarantee is not to provide the holders of the notes with recourse against the assets of the Notes Guarantor in the absence of such guarantee of the Credit Agreement. The Indenture, therefore, will permit the Notes Guarantor to transfer all or substantially all of its assets without requiring the transferee to assume the Notes Guarantee or the notes, unless such transfer constitutes a transfer of all or substantially all of the assets of us and our subsidiaries, taken as a whole. The Indenture will also permit us and the Notes Guarantor to transfer our or its assets to us or our subsidiaries without requiring the transferee to assume the notes or the Notes Guarantee. See below under “—Certain Covenants—Limitation on Mergers and Other Transactions.”

The Notes Guarantee of the Notes Guarantor will automatically terminate, and the obligations of the Notes Guarantor under the Notes Guarantee will be unconditionally released and discharged, if and when the Notes Guarantor is no longer (or substantially simultaneously with such release will no longer be) an obligor (either borrower or guarantor) under the Credit Agreement. Once released in accordance with its terms, the Notes Guarantee will not subsequently be required to be reinstated for any reason. For a description of the terms of the Credit Agreement, which we refer to as the Credit Facility elsewhere in this prospectus supplement, and the conditions under which the Notes Guarantor may cease to be an obligor under the Credit Agreement, see “Description of Other Indebtedness—NYSE Subsidiary Guarantee.”

“Credit Agreement” means the Credit Agreement, dated as of April 3, 2014, as amended by the First Amendment to Credit Agreement dated as of May 15, 2015, the Second Amendment to Credit Agreement dated November 9, 2015 and the Third Amendment to Credit Agreement dated November 13, 2015, by and among ICE (formerly IntercontinentalExchange Group, Inc.) and ICE Europe Parent Limited, as borrowers, Wells Fargo Bank, National Association, as administrative agent, issuing lender and swingline lender, Bank of America, N.A., as syndication agent, and each of the lenders signatory thereto, as amended, restated, supplemented, increased, extended, renewed, replaced, refinanced (with the same or other lenders) or otherwise modified from time to time. Elsewhere in this prospectus supplement, “Credit Agreement” is referred to as ICE’s “Credit Facility.”

Prior to the Escrow Release Date, the Notes Guarantee of the Notes Guarantor will automatically terminate, and the obligations of the Notes Guarantor under the Notes Guarantee will be unconditionally released and discharged, upon repayment of the notes in full (including, without limitation, pursuant to the special mandatory redemption described below).

Ranking

The notes will be general unsecured obligations of ICE and will rank equally in right of payment with all existing and future indebtedness and other obligations of ICE that are not, by their terms, expressly subordinated in right of payment to the notes. The notes will be effectively subordinated to all of ICE’s future secured indebtedness and other secured obligations to the extent of the value of the collateral securing such indebtedness or other obligations. In addition, the notes will be structurally subordinated to all liabilities, including trade payables, of our subsidiaries that do not guarantee the notes. ICE is a holding company and does not have any material assets other than its ownership interest in its subsidiaries.

The Notes Guarantee will be the general unsecured obligation of the Notes Guarantor and will rank equally in right of payment with all existing and future indebtedness and other obligations of the Notes Guarantor (for so long as the Notes Guarantee is in place) that are not, by their terms, expressly subordinated in right of payment to the Notes Guarantee of the Notes Guarantor. The Notes Guarantee will be effectively subordinated to all of the Notes Guarantor’s future secured indebtedness and other secured obligations to the extent of the value of the collateral securing such indebtedness or other obligations. The Notes Guarantor is principally a holding company and does have any material operating assets other than through ownership interests in its subsidiaries.

As of September 30, 2015, as adjusted to give effect to this offering and our anticipated borrowings under the Commercial Paper Program to finance the cash portion of the purchase price of the IDC Merger (excluding any adjustments thereto and the payment of related fees and expenses) as if they had occurred on September 30, 2015, the senior unsecured indebtedness of ICE and the Notes Guarantor that would rank equally with the notes consisted of the following:

•	$2,403.0 million aggregate principal amount of borrowings under our Commercial Paper Program;

•	$850.0 million aggregate principal amount of 2.00% Senior Unsecured Notes due 2017;

•	$600.0 million aggregate principal amount of 2.50% Senior Notes due 2018; and

•	$800.0 million aggregate principal amount of 4.00% Senior Notes due 2023.

For a summary of the terms of such other indebtedness, including the relevant guarantees thereof by ICE or the Notes Guarantor, see “Description of Other Indebtedness.”

Before the Escrow Release Date, the notes will be secured by first priority liens on the net proceeds of this offering and will constitute senior secured obligations of ICE and the Notes Guarantor. See “—Redemption—Special Mandatory Redemption” below.

Redemption

Special Mandatory Redemption

We expect to use all of the net proceeds from this offering in connection with the consummation of the Merger as described under “Use of Proceeds.” However, we expect the closing of this offering to occur prior to the consummation of the Merger. Immediately prior to the closing of this offering, ICE will enter into an escrow agreement (the “Escrow Agreement”) with U.S. Bank National Association, which will act as escrow agent (the “Escrow Agent”), pursuant to which ICE will deposit, or cause to be deposited, into an account pledged to, and under the control of, the Trustee (the “Escrow Account”) cash (collectively with the Escrow Account and any other property from time to time held in the Escrow Account, including any investments thereof, the “Escrow Property”) equal to the net proceeds of this offering, after deducting the underwriting discounts but before offering expenses. Amounts deposited in the Escrow Account may be invested in accordance with the Escrow Agreement.

ICE will grant the Trustee, for the benefit of the holders, a first priority security interest in the Escrow Property to secure the obligations under the notes pending disbursement as described below. The ability of the holders to realize upon such funds or securities held in the Escrow Account may be subject to certain bankruptcy law limitations in the event of a bankruptcy of ICE.

In order to cause the Escrow Agent to release the Escrow Property to ICE, on or prior to July 26, 2016 (the “Outside Date”), ICE must deliver an officer’s certificate to the Escrow Agent (with a copy to the Trustee) certifying that the Merger will be consummated, simultaneously or substantially concurrently with the release of funds from the Escrow Account, on substantially the terms contemplated in the Merger Agreement as in effect on October 26, 2015, without any waiver or other modification thereof or consent thereunder that is materially adverse to the interest of the holders (as reasonably determined by ICE) (the “Escrow Release Conditions”).

If the Escrow Release Conditions are fulfilled on or prior to 1:00 p.m. on the Outside Date, the Escrow Agent shall release the Escrow Property (including investment earnings) to or at the order of ICE (the date of such release, the “Escrow Release Date”).

If the Escrow Release Conditions have not been fulfilled or if the Escrow Agent and the Trustee have not received a termination notice from ICE on or prior to 1:00 p.m. on the Outside Date, (i) the Trustee shall send the notice of special mandatory redemption on behalf of ICE to the holders on the Outside Date and (ii) ICE will be required to redeem the notes on July 29, 2016 (the “Outside Redemption Date”) at the Special Mandatory Redemption Price, plus accrued and unpaid interest on the notes to, but excluding, the Outside Redemption Date.

If ICE delivers a termination notice to the Escrow Agent and the Trustee prior to the Outside Date indicating that it will not pursue the consummation of the Merger or that the Merger Agreement has been amended, modified or waived, or any consent granted with respect thereto, in a manner that would be materially adverse to the holders (as reasonably determined by ICE), (i) the Trustee shall send a notice of special mandatory redemption on behalf of ICE to the holders no later than the next business day following delivery of the termination notice to the Escrow Agent and to the Trustee and (ii) ICE will be required to redeem the notes three business days after the Trustee sends the notice of special mandatory redemption to the holders, at the Special Mandatory Redemption Price, plus accrued and unpaid interest on the notes to, but excluding, such special mandatory redemption date.

On or before the business day immediately prior to the applicable special mandatory redemption date, the Escrow Agent shall release the Escrow Property (including investment earnings) to the Trustee, without the requirement of notice to or action by ICE, the Trustee or any other person. On the applicable special mandatory redemption date, the Trustee shall cause the redemption of the notes and the payment to the holders of the Special Mandatory Redemption Price, plus accrued and unpaid interest on the notes to, but excluding, such special mandatory redemption date.

The Trustee will disburse to ICE any Escrow Property remaining after redemption of the notes and payment of fees and expenses.

“Special Mandatory Redemption Price” means 101% of the principal amount of the notes being redeemed.

Optional Redemption

At our option, we may redeem either series of the notes, in whole or in part, at any time and from time to time prior to November 1, 2020 (one month prior to the maturity date of the 2020 notes, the “2020 par call date”), in the case of the 2020 notes, or September 1, 2025 (three months prior to the maturity date of the 2025 notes, the “2025 par call date” and, together with the 2020 par call date, the “par call dates” and each a “par call date”), in the case of the 2025 notes, on at least 30 days’ but no more than 60 days’ prior written notice mailed to the holders of the notes to be redeemed. Upon redemption of any notes, we will pay a redemption price equal to the greater of:

(1)	100% of the principal amount of the notes to be redeemed; and

(2)	the sum of (a) the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if such notes matured on the applicable par call date (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the Adjusted Treasury Rate described below plus (b) 20 basis points, in the case of the 2020 notes, and 25 basis points, in the case of the 2025 notes, plus accrued and unpaid interest to but excluding the date of redemption for the notes to be redeemed.

At our option, we may redeem either series of the notes, in whole or in part, at any time and from time to time on or after the 2020 par call date, in the case of the 2020 notes, or the 2025 par call date, in the case of the 2025 notes, on at least 30 days’ but no more than 60 days’ prior written notice mailed to the holders of the notes to be redeemed, at a redemption price equal to 100% of the principal amount of the notes of such series to be redeemed, plus accrued and unpaid interest to but excluding the date of redemption for the notes to be redeemed.

“Adjusted Treasury Rate” means, with respect to any date of redemption, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of selection and under customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

“Comparable Treasury Price” means, with respect to any date of redemption, the average of the Reference Treasury Dealer Quotations for that date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or if the Trustee is provided fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers selected by us.

“Reference Treasury Dealer” means (1) each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and a Primary Treasury Dealer (defined herein) selected by Wells Fargo Securities, LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute for such bank another Primary Treasury Dealer and (2) up to two other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us and the Trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day before that date of redemption.

On and after the applicable redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption, unless we default in the payment of the redemption price and accrued interest. On or before the applicable redemption date, we will deposit with a paying agent or the Trustee money sufficient to pay the applicable redemption price of and accrued interest on, the notes to be redeemed on that date.

In the event that we choose to redeem less than all of the notes of a series, selection of the notes of such series for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, by lot and subject to applicable DTC procedures or regulations or by such method as the Trustee shall deem appropriate.

No notes of a principal amount of $2,000 or less shall be redeemed in part. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the applicable redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the applicable redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as we have deposited with the paying agent funds in satisfaction of the applicable redemption price.

If we redeem any notes of a series, then we may prevent holders from transferring or exchanging such notes for certain periods. We may do this during the period beginning 15 days before the day we mail the notice of redemption and ending at the close of business on the day of that mailing, in order to freeze the list of holders so we can prepare the mailing. We may also refuse to register transfers or exchanges of notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any note being partially redeemed.

Repurchase upon Change of Control Triggering Event

If a Change of Control Triggering Event (as defined below) occurs with respect to a series of notes, unless we have exercised our right to redeem such notes as described under “—Redemption—Optional Redemption” by causing a notice of redemption to be delivered to the holders of the notes, we will be required to make an offer to each holder to repurchase all or, at the option of a holder, any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of that holder’s notes of such series pursuant to the terms and conditions described below (a “Change of Control Offer”).

In a Change of Control Offer, we will be required to offer payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the date of purchase.

Within 30 days following any Change of Control Triggering Event with respect to a series of notes or, at our option, prior to any Change of Control but after the public announcement of the transaction or transactions that constitute or may constitute a Change of Control, we will be required to mail a notice to holders of notes of such series, with a copy to the Trustee for such notes, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the notes of such series on the date specified in the notice, which date will be no earlier than 30 and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. The notice shall, if mailed prior to the date of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of such notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of such conflict.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered pursuant to the Change of Control Offer; and

•	deliver or cause to be delivered to the Trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The paying agent will be required to promptly mail to each holder who properly tendered notes the purchase price for such notes, and the Trustee will be required to promptly authenticate and mail (or cause to be transferred by book entry) to each such holder a new note equal in principal amount to the unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults on its offer, we will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event. In addition, we will not be required to purchase any notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment.

For purposes of this provision, the following terms will be applicable:

(i)	“Below Investment Grade Rating Event” means the notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date during the period commencing upon the first public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following public notice of the occurrence of the related Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the holders of the applicable series of notes in writing at their request that the reduction was the result, in whole or in part, of any event or circumstance comprising or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

(ii)	“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of us and our Subsidiaries taken as a whole, to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than us or one of our Subsidiaries; (2) the approval by the holders of our common stock of any plan or proposal for our liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock; or (4) we consolidate with or into any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of us or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly owned Subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person or Group (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly of more than 50% of the Voting Stock of such holding company.

(iii)	“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event occurring in respect of that Change of Control.

(iv)	“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

(v)	“Moody’s” means Moody’s Investors Service, Inc.

(vi)	“Person” means any individual, firm, corporation, partnership, association, joint venture, tribunal, trust, government or political subdivision or agency or instrumentality thereof, or any other entity or organization and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

(vii)	“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the notes or fails to make a rating of a series of notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act, that we select (as certified by an executive officer of ours) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

(viii)	“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill Financial, Inc.

(ix)	“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.

Certain Covenants

The Indenture will contain, among others, the following covenants:

Limitations on Liens

We may not, and may not permit any of our Significant Subsidiaries (as defined below) to, create or permit to exist any Lien (as defined below) on any Principal Property (as defined below) of ours or any of our Significant Subsidiaries (or on any capital stock of a Significant Subsidiary), whether owned on the date of issuance of the notes or thereafter acquired, to secure any Indebtedness (as defined below), unless we contemporaneously secure the notes (together with, if we so determine, any other Indebtedness of, or guaranteed by, us or such Significant Subsidiary then existing or thereafter created which is not subordinated to the notes) equally and ratably with (or, at our option, prior to) that obligation.

“Lien” means any lien, mortgage, deed of trust, hypothecation, pledge, security interest, charge or encumbrance of any kind.

“Indebtedness” means any indebtedness (whether being principal, premium, interest or other amounts) for or in respect of any borrowed money, or evidenced by notes, bonds, debentures or other instruments for money borrowed, or under any lease required to be capitalized under GAAP as in effect on the issue date, or any liability under or in respect of any banker’s acceptance (other than a daylight overdraft).

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

We will not, however, be required to secure the notes if the Lien consists of Permitted Liens (as defined below), it being understood that the definition of Permitted Liens is not intended to broaden the interpretation or otherwise expand the scope of the first paragraph of this covenant.

Under the Indenture, “Permitted Liens” of any person are defined as:

(a)	Liens imposed by law or any governmental authority for taxes, assessments, levies or charges that are not yet overdue by more than 60 days or are being contested in good faith (and, if necessary, by appropriate proceedings) or for commitments that have not been violated;

(b)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and similar Liens imposed by law or which arise by operation of law and which are incurred in the ordinary course of business or where the validity or amount thereof is being contested in good faith (and, if necessary, by appropriate proceedings);

(c)	Liens incurred or pledges or deposits made in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)	Liens incurred or pledges or deposits made to secure the performance of bids, trade contracts, tenders, leases, statutory obligations, surety, customs and appeal bonds, performance bonds, customer deposits and other obligations of a similar nature, in each case in the ordinary course of business;

(e)	judgment Liens in respect of judgments that do not constitute an Event of Default under the Indenture;

(f)	easements, zoning restrictions, minor title defects, irregularities or imperfections, restrictions on use, rights of way, leases, subleases and similar charges and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations (other than customary maintenance requirements) and which could not reasonably be expected to have a material adverse effect on the business or financial condition of us and our Subsidiaries taken as a whole;

(g)	Liens on (1) any property or asset prior to the acquisition thereof (provided that such Lien may only extend to such property or asset) or (2) property of a Significant Subsidiary where (A) such Significant Subsidiary becomes a Subsidiary after the issue date of the notes, (B) the Lien exists at the time such Significant Subsidiary becomes a Subsidiary, (C) the Lien was not created in contemplation of such Significant Subsidiary becoming a Subsidiary and (D) the principal amount secured by the Lien at the time such Significant Subsidiary becomes a Subsidiary is not subsequently increased or the Lien is not extended to any other assets other than those owned by the entity becoming a Subsidiary;

(h)	any Lien existing on the issue date;

(i)	Liens upon fixed, capital, real or tangible personal property acquired after the issue date (by purchase, construction, development, improvement, capital lease or otherwise) by us or any Significant Subsidiary, each of which was created for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction, development or improvement) of such property; provided that no such Lien shall extend to or cover any property other than the property so acquired and improvements thereon;

(j)	Liens in favor of us or any Significant Subsidiary;

(k)	Liens arising from the sale of accounts receivable for which fair equivalent value is received;

(l)	any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any Liens referred to in the foregoing clauses (g), (h), (i), (j) and (k); provided that the principal amount of Indebtedness secured thereby and not otherwise authorized as a Permitted Lien shall not exceed the principal amount of Indebtedness, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement;

(m)	Liens securing our obligations or those of any of our Subsidiaries in respect of any swap agreements entered into (1) in the ordinary course of business and for non-speculative purposes or (2) solely in order to serve clearing, depositary, regulated exchange or settlement activities in respect thereof;

(n)	Liens created in connection with any share repurchase program in favor of any broker, dealer, custodian, trustee or agent administering or effecting transactions pursuant to a share repurchase program;

(o)	Liens consisting of an agreement to sell, transfer or dispose of any asset or property (to the extent such sale, transfer or disposition is not prohibited by the subsections “—Limitation on Sale and Leaseback Transactions” and “—Limitation on Mergers and Other Transactions”); and

(p)	Liens arising in connection with our operations or the operations of any of our Subsidiaries relating to clearing, depository, matched principal, regulated exchange or settlement activities, including, without limitation, Liens on securities sold by us or any Subsidiary in repurchase agreements, reverse repurchase agreements, sell buy back and buy sell back agreements, securities lending and borrowing agreements and any other similar agreement or transaction entered into in the ordinary course of clearing, depository, matched principal and settlement operations or in the management of liabilities.

“Principal Property” means the land, improvements, buildings and fixtures (including any leasehold interest therein) constituting a corporate office, facility or other capital asset within the United States (including its territories and possessions) which is owned or leased by us or any of our Significant Subsidiaries unless the Board of Directors of ICE has determined in good faith that such office or facility is not of material importance to the total business conducted by ICE and its Significant Subsidiaries taken as a whole. With respect to any Sale and Lease-Back Transaction (as defined below) or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

“Significant Subsidiary” means the Notes Guarantor and, with respect to any person, any Subsidiary of such person that satisfies the criteria for a “Significant Subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Subsidiary” means any corporation, limited liability company or other similar type of business entity in which we or one or more of our Subsidiaries together own more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or similar governing body of such corporation, limited liability company or other similar type of business entity, directly or indirectly.

Limitation on Sale and Lease-Back Transactions

We will not, nor will we permit any of our Significant Subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such Sale and Lease-Back Transaction involving a lease for a term of not more than three years or any such Sale and Lease-Back Transaction between us and one of our Significant Subsidiaries or between our Significant Subsidiaries, unless: (a) we or such Significant Subsidiary would be entitled to incur Indebtedness secured by a Lien on the Principal Property involved in such Sale and Lease-Back Transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the notes, pursuant to the covenant described above under the caption “—Limitations on Liens”; or (b) the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by the Board of Directors of ICE or such Significant Subsidiary, as the case may be) and we apply an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 365 days of such Sale and Lease-Back Transaction to any (or a combination) of (i) the prepayment or retirement of the notes, (ii) the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other Indebtedness of ours or of one of our Significant Subsidiaries (other than Indebtedness that is subordinated to the notes or Indebtedness owed to us or one of our Significant Subsidiaries) that matures more than 12 months after its creation or (iii) the purchase, construction, development, expansion or improvement of other comparable property.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by us or any of our Significant Subsidiaries of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by us or such Significant Subsidiary to such person.

“Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities of all series then outstanding under the Indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

Excepted Indebtedness

Notwithstanding the limitations on Liens and Sale and Lease-Back Transactions described above, and without limiting our or any Significant Subsidiary’s ability to issue, incur, create, assume or guarantee Indebtedness secured by Permitted Liens, we and any Significant Subsidiary will be permitted to incur Indebtedness secured by a Lien or may enter into a Sale and Lease-Back Transaction, in either case, without regard to the restrictions contained in the preceding two sections entitled “—Limitations on Liens” and “—Limitation on Sale and Lease-Back Transactions,” if at the time the Indebtedness is incurred and after giving effect to such Indebtedness and to the retirement of Indebtedness which is concurrently being retired, the sum of (a) the aggregate principal amount of all Indebtedness secured by Liens that are restricted by, and not otherwise permitted by, the provisions described under “—Limitations on Liens” and (b) the aggregate amount of Attributable Debt of all our Sale and Lease-Back Transactions not otherwise permitted by the provisions described under “—Limitation on Sale and Lease-Back Transactions,” does not exceed 15% of Consolidated Net Worth (as defined below).

“Consolidated Net Worth” means, the consolidated stockholders’ equity of ICE and its Subsidiaries, as defined according to GAAP.

Limitation on Mergers and Other Transactions

ICE will not consolidate or amalgamate with or merge into any person and will not convey, transfer or lease all or substantially all of the assets of it and its Subsidiaries, taken as a whole, to any person, unless:

•	either (a) ICE is the surviving person or (b) the person surviving any such consolidation, amalgamation or merger or the person to which such conveyance, transfer or lease has been made expressly assumes ICE’s obligations on the notes and the due and punctual performance and observance of all of the covenants and agreements of the Indenture to be performed or observed by ICE and the person so assuming ICE’s obligations is organized under the laws of the United States or any state thereof; and

•	immediately after giving effect to the transaction, no Event of Default (and no event which, after notice or lapse of time or both, would become an Event of Default) shall have happened and be continuing.

Upon compliance with these provisions and the assumption of ICE’s obligations by a another person in connection with such a consolidation, amalgamation or merger, or conveyance, transfer or lease, ICE (except in the case of a lease) would be relieved of its obligations under the Indenture and the notes.

The Notes Guarantor will not consolidate or amalgamate with or merge into any person, unless:

•	the Notes Guarantor is the surviving person or the surviving person (if other than the Notes Guarantor) is organized under the laws of the United States or any state thereof and it expressly assumes the obligations under the Notes Guarantee and the due and punctual performance and observance of all of the covenants and agreements of the Indenture to be performed or observed by the Notes Guarantor; and

•	immediately after giving effect to the transaction, no Event of Default (and no event which, after notice or lapse of time or both, would become an Event of Default) shall have happened and be continuing.

For the avoidance of doubt, nothing in the foregoing clauses will restrict the Notes Guarantor from conveying, transferring or leasing all or substantially all of its assets to any person; provided that if such conveyance, transfer or lease constitutes a conveyance, transfer or lease of all or substantially all of the assets of ICE and its Subsidiaries, taken as a whole, ICE shall comply with the first paragraph of this covenant.

This “—Limitation on Mergers and Other Transactions” covenant will not apply to any conveyance, transfer, lease or other disposition of assets between or among ICE and its Subsidiaries.

Reports to Holders

The Indenture provides that any document or report that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the Trustee within 15 days after such document or report is filed with the SEC. The Indenture provides further that any document or report that we have filed with the SEC and that is publicly accessible on the SEC’s EDGAR system will be deemed filed with the Trustee for purposes of this provision; provided that the Trustee will have no responsibility whatsoever to monitor whether any such filing has occurred.

Events of Default

The following events will be defined in the Indenture as “Events of Default” with respect to a series of notes:

(1)	the failure to pay interest on any note of such series when the same becomes due and payable and the default continues for a period of 30 days;

(2)	the failure to pay the principal (or premium, if any) of any note of such series, when such principal becomes due and payable, at maturity, upon acceleration, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer);

(3)	the Notes Guarantee of the notes of such series shall for any reason cease to be, or shall for any reason be asserted in writing by ICE or the Notes Guarantor not to be, in full force and effect and enforceable in accordance with its terms except to the extent contemplated by the Indenture and the Notes Guarantee;

(4)	a default in the performance or breach of ICE or the Notes Guarantor of any covenant or warranty contained in the Indenture (other than a covenant or warranty a default in the performance or the breach of which is expressly included in the Indenture solely for the benefit of a particular series of debt securities other than the notes) which default continues for a period of 90 days after ICE and the Notes Guarantor, if applicable, receive written notice specifying the default (and demanding that such default be remedied) from the Trustee or the holders of at least 25% of the outstanding aggregate principal amount of debt securities of all affected series under the Indenture;

(5)	a default on any indebtedness of ICE or a Significant Subsidiary of ICE having an aggregate amount of at least $200,000,000, constituting a default either of payment of principal or which results in acceleration of the indebtedness unless the default has been cured or waived or the indebtedness discharged in full within 45 days after we have been notified of the default by the Trustee or holders of 25% of the outstanding aggregate principal amount of debt securities of all affected series under the Indenture;

(6)	one or more final judgments for the payment of money in an aggregate amount in excess of $200,000,000 above available insurance or indemnity coverage shall be rendered against ICE or of a Significant Subsidiary of ICE and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, but only if such judgment is an event of default at that time under the Credit Agreement; and

(7)	certain events of bankruptcy or insolvency (or involving equivalent concepts applicable outside the United States) affecting ICE or Significant Subsidiaries of ICE.

A default or Event of Default with respect to one series of notes will not necessarily be a default or Event of Default with respect to another series of notes.

If an Event of Default (other than an Event of Default specified in clause (7) above with respect to ICE or the Notes Guarantor) shall occur and be continuing, the Trustee or the holders of at least 25% of the outstanding aggregate principal amount of debt securities of all affected series under the Indenture (voting together as a single class) may declare the principal of, and premium, if any, and accrued and unpaid interest on all notes to be due and payable by notice in writing to us and the Trustee.

If an Event of Default specified in clause (7) above with respect to ICE or the Notes Guarantor occurs and is continuing, then all unpaid principal of and premium, if any, and accrued and unpaid interest on all notes of a series shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

The Indenture will provide that at any time after a declaration of acceleration with respect to a series of notes as described in the second preceding paragraph has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding debt securities of all affected series, by written notice to us and the Trustee, may rescind and annul such declaration and its consequences if:

(1)	we have paid or deposited with the Trustee a sum sufficient to pay

(a)	all overdue interest on the notes of such series,

(b)	the principal of (and premium, if any, on) the notes of such series which have become due otherwise than by such declaration of acceleration and any interest thereon and

(c)	all sums paid or advanced by the Trustee as a result and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

(2)	all Events of Default with respect to the notes of such series, other than the non-payment of the principal, which have become due solely by such declaration of acceleration, have been cured or waived.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

The holders of a majority in aggregate principal amount of then outstanding debt securities of all affected series under the Indenture (voting together as a single class) may waive a past default with respect to such series, except a payment default on a note or a default in respect of a covenant or provision which cannot be modified or amended without consent of each holder. If this happens, the default will be treated as if it had not occurred. No one can waive a payment default on a note or a default in respect of a covenant or provision which cannot be modified or amended without consent of each holder, without your individual approval.

The Trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the series of notes with respect to which a default has occurred before proceeding to exercise any right or power under the Indenture at the request of the holders of such series of notes. Subject to such right of indemnification and to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of all affected series under the Indenture (voting together as a single class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the series of notes.

No holder may institute any action against ICE or the Notes Guarantor under the Indenture unless (i) the holder has given to the Trustee written notice of an Event of Default and of the continuance thereof with respect to the notes specifying an Event of Default, as required under the Indenture, (ii) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all affected series under the Indenture (voting together as a single class) shall have requested the Trustee to institute such action and offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, (iii) the Trustee shall not have instituted such action within 60 days of such request and (iv) no direction inconsistent with such written request has been given to the Trustee during such 60-day period. However, a holder is entitled at any time to bring an individual lawsuit for the payment of the money due on such holder’s notes on or after their due date.

Every year ICE will give to the Trustee a written statement of one of our officers certifying that to the best of his or her knowledge we and the Notes Guarantor are in compliance with the Indenture and the debt securities, or else specifying any default.

Full Defeasance

We can legally release ourselves and the Notes Guarantor from any payment or other obligations on the notes of a series and the related Notes Guarantee, called “full defeasance,” if we put in place the following arrangements for holders of such series of notes to be repaid:

•	We must deposit in trust for the benefit of the holders of such series of notes a combination of money and U.S. government or U.S. government agency notes or bonds sufficient in the opinion of a nationally recognized firm of independent public accountants to make interest, principal and any other payments on the applicable series of notes to maturity.

•	We must obtain an opinion of counsel that, based on a change in current federal tax law or an Internal Revenue Service (“IRS”) ruling, the above deposit will not cause beneficial owners of such series of notes to be taxed on such notes any differently than if we had not made the deposit and repaid such notes ourselves.

If we accomplished full defeasance, as described above, holders of the applicable series of notes would have to rely solely on the trust deposit for repayment on their notes and holders of the applicable series of notes could not look to us for repayment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent.

We will indemnify the Trustee against any tax, fee or other charge imposed on the U.S. government obligations we deposited with the Trustee or against the principal and interest received on these obligations.

Covenant Defeasance

Under current federal tax law, we can make the same type of deposit described under “—Full Defeasance” above and be released from some of the restrictive covenants in the notes of a series and release the Notes Guarantor from its Notes Guarantee. This is called “covenant defeasance.” In that event, holders of the applicable series of notes would lose the protection of those restrictive covenants and the Notes Guarantee but would gain the protection of having money and notes set aside in trust to repay the applicable series of notes. In order to achieve covenant defeasance, we must do the following:

•	deposit in trust for the benefit of holders of the applicable series of notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the applicable series of notes to maturity; and

•	deliver to the Trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing beneficial owners of the applicable series of notes to be taxed on such notes any differently than if we did not make the deposit and repaid such notes ourselves.

If we accomplished covenant defeasance with respect to a series of notes, the following provisions of the Indenture and such series of notes would no longer apply:

•	Any covenants applicable to such series of notes described in this prospectus supplement and the accompanying prospectus.

•	The Events of Default with respect to such series of notes relating to breach of covenants and acceleration of the maturity of other debt.

•	The Notes Guarantee.

If we accomplish covenant defeasance with respect to a series of notes, holders of such series of notes can still look to us for repayment of such notes if a shortfall in the trust deposit occurs. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the notes of such series became immediately due and payable, there may be such a shortfall. Depending on the event causing the default, holders of such series of notes may not be able to obtain payment of the shortfall.

Satisfaction and Discharge

The Indenture will at our request be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes of a series (and the related Notes Guarantee), when:

(1)	either:

(A)	all notes of such series theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes of such series for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the Trustee for cancellation; or

(B)	all notes of such series not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in our name, and at our expense, and we have deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the notes of such series not theretofore delivered to the Trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of notes of such series that have become due and payable) or to the maturity date or redemption date, as the case may be;

(2)	we have paid all other sums payable under the Indenture with respect to such series of notes by us; and

(3)	we have delivered to the Trustee an officer’s certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture with respect to such series of notes have been complied with.

Modification of the Indenture and Waiver of Rights of Holders

Under certain circumstances, we can make changes to the Indenture and the notes. Some types of changes require the approval of each holder of notes affected, some require approval by a vote of a majority of the aggregate principal amount of the outstanding debt securities of all affected series under the Indenture (voting together as a single class), and some changes do not require any approval at all.

Changes Requiring Approval of Each Affected Holder

First, there are changes that cannot be made to the notes without specific approval of each holder of notes affected. These include changes that:

(1)	reduce the percentage of holders of notes who must consent to a waiver or amendment of the Indenture;

(2)	reduce the rate of interest on any note or change the time for payment of interest;

(3)	reduce the principal or premium due on the notes or change the stated maturity date of the notes;

(4)	change the place or currency of payment on a note;

(5)	change the right of holders of notes to waive an existing default by majority vote;

(6)	modify the provisions of the Indenture with respect to the ranking of the notes in a manner adverse to holders;

(7)	impair holders’ right to sue for payment;

(8)	modify the redemption provisions of the notes in a manner adverse to you; or

(9)	make any change to this list of changes that requires each affected holder’s specific approval.

Changes Requiring a Majority Vote

The second type of change to the Indenture and the notes requires a vote in favor by holders owning a majority of the aggregate principal amount of the outstanding debt securities of all affected series under the Indenture (voting together as a single class). Most changes fall into this category, except for clarifying changes and certain other specified changes that would not adversely affect holders of the notes in any material respect, which do not require any vote of the holders. A majority vote is required to waive any past default, except a failure to pay principal or interest and default in certain covenants and provisions of the Indenture that cannot be amended without the consent of the holder of each note of an affected series.

Governing Law

The Indenture will provide that it and each series of notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

The Indenture will provide that, except during the continuance of an Event of Default of which a responsible officer of the Trustee shall have actual knowledge, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default with respect to a series of notes of which a responsible officer of the Trustee shall have actual knowledge, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of its own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of us, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Book-Entry Settlement

We will issue each series of the notes in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee in accordance with arrangements between DTC and the Trustee.

If you wish to hold notes through the DTC system, you must either be a direct participant in DTC or hold through a direct participant in DTC. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations that have accounts with DTC. For those holders of notes outside the United States, Euroclear and Clearstream (both described below) participate in DTC through their New York depositaries (each, a “U.S. Depositary”). Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with DTC, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the DTC system through direct participants or through other indirect participants that have access through direct participants.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the global notes through these participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the Indenture or the notes. The ability of Euroclear or Clearstream to take actions as a holder of the notes under the Indenture will be limited by the ability of their respective U.S. Depositaries to carry out such actions for them through DTC. Euroclear and Clearstream will take such actions only in accordance with their respective rules and procedures.

The information in this section, including the subsections below, concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources we believe to be reliable, but we make no representation or warranty with respect to this information. DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. We, the Notes Guarantor and the Trustee will not be responsible for DTC’s, Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures, or for the performance by direct or indirect participants of their obligations under the rules and procedures of the clearance systems.

Transfers within DTC, Euroclear and Clearstream will be in accordance with the usual rules and operating procedures of the relevant system. Cross-market transfers between investors who hold or who will hold any notes through DTC and investors who hold or will hold any notes through Euroclear or Clearstream will be effected in DTC through the respective U.S. Depositaries of Euroclear and Clearstream.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the Indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the Indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of that holder under the Indenture or the global note of the applicable series of notes.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of the notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with notes held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

The laws of some states require certain purchasers of notes to take physical delivery of the notes in definitive form. These laws may impair your ability to transfer beneficial interests in the global note or notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global note or notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

The Depository Trust Company

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act;

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	direct participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and other organizations;

•	DTC is owned by a number of its direct participants and by NYSE Euronext and the Financial Industry Regulatory Authority, Inc.;

•	access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	the rules applicable to DTC and its participants are on file with the SEC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear and Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the U.S. Depositaries for Euroclear or Clearstream.

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System (the “Euroclear Terms and Conditions”) and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear Operator.

Certificated Notes

We will issue certificated notes of a series to each person that DTC identifies as the beneficial owner of the notes represented by the global notes of such series upon surrender by DTC of the global notes of such series only if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for the global notes of such series, or DTC ceases to be a clearing agency registered under the Exchange Act, and in each case we have not appointed a successor depositary within 90 days of that notice; or

•	an Event of Default with respect to such series of notes has occurred and is continuing and a holder of notes of such series requests the issuance of certificated notes of such series.

We, the Notes Guarantor and the Trustee will not be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We, the Notes Guarantor and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

DESCRIPTION OF OTHER INDEBTEDNESS

Set forth below is a summary of certain of our outstanding indebtedness and other financing arrangements. The following summary is not a complete description of the terms of these debt obligations and financing arrangements and is qualified in its entirety by reference to the applicable governing agreements, which are included as exhibits to our filings with the SEC incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find Additional Information.”

Five Year Revolving Credit Facility

On April 3, 2014, ICE, as parent borrower, and its subsidiary ICE Europe Parent Limited (“ICE Europe”), as subsidiary borrower, entered into a senior unsecured credit facility in the aggregate amount of $3.0 billion (the “Original Credit Facility”), pursuant to a credit agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent, issuing lender and swingline lender, Bank of America, N.A., as syndication agent, and the lenders signatory thereto, as amended by the First Amendment to Credit Agreement, dated as of May 15, 2015.

On November 9, 2015, ICE agreed with the lenders under the Original Credit Facility to amend (the “Second Amendment”) the terms of the Original Credit Facility to make certain changes, including (i) amending the calculation of the “Total Leverage Ratio” (as defined in the Credit Agreement) to disregard any debt incurred or issued by ICE prior to the consummation of the IDC Merger to the extent that the proceeds of such debt are held as cash or liquid securities by ICE to finance the IDC Merger until the consummation of the IDC Merger and (ii) modifying the conditions precedent to all borrowings under the Credit Agreement so that as a one-time event ICE is permitted to make a single borrowing in a principal amount not to exceed the aggregated unutilized commitments at such time solely for the purpose of funding the IDC Merger subject to only those conditions precedent set forth therein for such single borrowing. The right of ICE to request such single borrowing will terminate without further action or notice upon the earliest to occur of (i) consummation of the IDC Merger (with or without the making of the single borrowing), (ii) termination of the IDC Merger Agreement or (iii) April 26, 2016, or if extended to a later date as provided in the IDC Merger Agreement, such later date (but in any event not later than July 26, 2016).

On November 13, 2015, ICE agreed with the lenders under the Original Credit Facility to extend the maturity date thereunder, to increase the ratio level in the maximum total leverage ratio covenant from 3.25:1.00 to 3:75:1.00 for each fiscal quarter following consummation of the IDC Merger until the first anniversary of the consummation of the IDC Merger and to amend certain other provisions thereof. In addition, ICE Europe no longer has the ability to borrow amounts under the Original Credit Facility. As part of the same amendment, the amount available for borrowing was increased to $3.375 million, and a subsequent commitment increase by an existing lender brought the total amount available for borrowing to $3.4 billion.

The Original Credit Facility, as amended and increased as described in the two immediately preceding paragraphs is referred to herein as the “Credit Facility.”

The Credit Facility provides for a $3.4 billion multi-currency revolving facility, with sub-limits for non-dollar borrowings and letters of credit and with a swingline facility available on same day basis. The Credit Facility includes an option for ICE to propose an increase in the aggregate amount available for borrowing by up to $600 million, subject to the consent of the lenders funding the increase and certain other conditions. The Credit Facility matures on November 13, 2020. Amounts borrowed under the Credit Facility may be prepaid at any time without premium or penalty. Borrowings under the Credit Facility bear interest at LIBOR or a base rate, at the borrower’s option, plus an applicable ratings-based margin ranging from 0.875% to 1.50% on the LIBOR loans and from 0.00% to 0.50% for the base rate loans.

The amounts available under the Credit Facility are available to ICE to use for working capital and general corporate purposes including, but not limited to, acting as a backstop to the amounts issued under ICE’s

Commercial Paper Program described below. The Credit Facility contains customary representations and warranties, covenants and events of default, including (i) a leverage ratio, (ii) limitations on liens on the assets of ICE or its subsidiaries, (iii) indebtedness of non-obligor subsidiaries, (iv) the sale of all or substantially all of the assets of ICE and its subsidiaries, (v) dividends and distributions by ICE (subject to certain expectations) and acquisitions by ICE or its subsidiaries to the extent the cash consideration therefor exceeds $100 million, in each case for so long as any loans made under the Bridge Facility remain outstanding, and (vi) other matters. As of September 30, 2015, we were in compliance with all applicable covenants.

No amounts were outstanding under the Credit Facility as of September 30, 2015. Of the $3.0 billion that was available for borrowing under the Credit Facility as of September 30, 2015, $1.3 billion was required to back-stop the amount outstanding under our Commercial Paper Program, as of September 30, 2015 and $303 million was reserved to provide liquidity or required financial resources for our clearing houses. The requirement to keep this amount reserved for our clearing houses was removed as part of the November 13, 2015 amendments to the Credit Agreement described above. The amount required to back-stop our Commercial Paper Program will fluctuate as we increase or decrease our commercial paper borrowings. The remaining $1.4 billion as of September 30, 2015 was available to us to use for working capital and general corporate purposes, and any portion of the revolving credit facility no longer necessary in the future to be reserved for the foregoing purposes will be available to us to use for working capital and general corporate purposes. Any incremental amount of commercial paper that we issue under our Commercial Paper Program to fund the cash portion of the consideration in the IDC Merger or otherwise will increase the amount required to back-stop our commercial paper and thus effectively reduce the amount available for borrowing under the Credit Facility.

364-Day Credit Facility

On November 13, 2015, ICE entered into a new undrawn $500.0 million 364-day senior unsecured revolving credit facility (the “364-Day Credit Facility”), pursuant to a credit agreement with Wells Fargo Bank, National Association, as administrative agent, Bank of America, N.A., as syndication agent, and the lenders signatory thereto. The 364-Day Credit Facility may be used for ICE’s working capital and general corporate purposes, including the consummation of the IDC Merger, but specifically excluding the backstop of the Commercial Paper Program described below. The commitments under the 364-Day Credit Facility will be automatically reduced to $375.0 million on May 13, 2016 and to $250.0 million on August 13, 2016.

Each loan under the 364-Day Credit Facility will, at ICE’s option, bear interest on the principal amount outstanding at either (a) LIBOR plus an applicable margin rate or (b) a “base rate” plus an applicable margin rate. The “base rate” equals the highest of (i) Wells Fargo’s prime rate, (ii) the federal funds rate plus 0.50%, or (iii) the one month LIBOR rate plus 1.00%. The applicable margin rate ranges from 0.875% to 1.50% on the LIBOR loans and from 0.00% to 0.50% for the base rate loans based on a ratings-based pricing grid. ICE may prepay the outstanding loans under the 364-Day Credit Facility, in whole or in part, without premium or penalty.

The 364-Day Credit Facility contains affirmative and negative covenants and events of default that are substantially similar to those in the Credit Facility. The 364-Day Credit Facility also contains other customary representations, warranties and covenants.

Commercial Paper Program

ICE maintains a U.S. dollar commercial paper program (the “Commercial Paper Program”) for the issuance of unsecured commercial paper in the U.S. capital markets. The Commercial Paper Program is currently backed by the borrowing capacity available under the Credit Facility. The effective interest rate of commercial paper issuances does not materially differ from short term interest rates (such as USD LIBOR). The fluctuation of these rates due to market conditions may impact our interest expense. Commercial paper notes of $1.3 billion with original maturities ranging from 1 to 89 days were outstanding as of September 30, 2015 under our Commercial Paper Program.

Bridge Facility Commitment Letter

On October 26, 2015, ICE, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated entered into a financing commitment letter (the “Commitment Letter”) for a 364-day senior unsecured bridge facility (the “Bridge Facility”) in an aggregate initial principal amount of $3.65 billion for the purpose of providing back-up financing for the cash consideration payable under the terms of the IDC Merger Agreement. The commitments under the Bridge Facility were automatically reduced by $1.3 billion on November 9, 2015 when we entered into the Second Amendment to the Credit Agreement. Upon the closing of this offering, the remaining $2.35 billion available under the Bridge Facility will terminate.

Senior Notes

In October 2013, we issued $600 million aggregate principal amount of 2.50% senior unsecured fixed rate notes due October 2018 (the “2018 Senior Notes”), and $800 million aggregate principal amount of 4.00% senior unsecured fixed rate notes due October 2023 (the “2023 Senior Notes” and, together with the 2018 Senior Notes, the “Senior Notes”). We used the net proceeds from the Senior Notes offering, together with available cash and $400 million borrowed in October 2013 under a senior unsecured revolving credit facility, to finance the $2.7 billion cash portion of the purchase price of the acquisition of NYSE.

NYSE USD Notes

In connection with our acquisition on November 13, 2013 of NYSE, we assumed NYSE’s outstanding debt instruments, which included $850 million of 2.00% senior unsecured fixed rate notes due in October 2017 (the “NYSE USD Notes”) and €920 million ($1.0 billion) of 5.375% senior unsecured fixed rate notes due in June 2015 (the “NYSE EUR Notes”). On June 30, 2015, we repaid the NYSE EUR Notes using cash that had been set aside in July 2014 from the proceeds of the Euronext initial public offering. All of the NYSE USD Notes remain outstanding as of the date of this prospectus supplement. The NYSE USD Notes are guaranteed by ICE.

NYSE Subsidiary Guarantee

The Credit Facility, the 364-Day Credit Facility and the Bridge Facility (if and to the extent drawn) are each currently guaranteed by NYSE. Under the terms of the Credit Facility and the 364-Day Credit Facility, NYSE’s guarantee thereof may be released upon sale, disposition or transfer of NYSE or the written request of ICE if, at the time of such release, the lowest rating of any issuance by ICE of senior, unsecured, long-term indebtedness for borrowed money that is not guaranteed by any person that is not also an obligor under the relevant credit agreement, is an investment grade rating by both S&P and Moody’s, and when certain other conditions are satisfied (including compliance with covenants that limit the amount of indebtedness of subsidiaries of ICE that are not obligors under the relevant credit agreement and that no commitments or loans under the Bridge Facility remain outstanding). Although, once the Bridge Facility has been terminated, ICE will meet the conditions for requesting the release of NYSE’s guarantee under the Credit Facility and the 364-Day Credit Facility, ICE does not currently expect to request such release until the NYSE USD Notes have been repaid.

In addition, the Senior Notes and the Commercial Paper Program are, and the notes offered hereby will be, guaranteed by NYSE. All of the guarantee will automatically terminate if and when NYSE is no longer (or substantially simultaneously with such release will no longer be) an obligor (either as borrower or guarantor) under the Credit Facility and the 364-Day Credit Facility. See also “Description of Notes—Notes Guarantee.”

Future Capital Requirements

Our future capital requirements will depend on many factors, including the rate of our trading and clearing volume growth, strategic plans and acquisitions, including the pending acquisition of Interactive Data and other acquisitions we may consummate in the near term, available sources for financing activities required technology and clearing initiatives, regulatory requirements, the timing and introduction of new products and enhancements to existing products, the geographic mix of our business, and the continuing market acceptance of our electronic trading and clearing platforms.

We regularly explore and evaluate strategic acquisitions in the United States and abroad that could provide us with opportunities to further grow our business and enhance our competitive position, any of which, individually or in the aggregate, may be material to our business. We continue to engage actively in discussions with industry participants regarding potential business combination transactions, the nature, size and timing of which are uncertain. We expect to finance any acquisitions announced in the near term with the issuance of additional equity securities (or, for smaller transactions, with available cash). Business combination transactions, including the pending IDC Merger and the pending Trayport Merger, involve a number of risks, including, among others, challenges of integrating multiple businesses. For a more complete discussion of these risks, see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014. The occurrence of any of such risks could have a material adverse impact on our financial condition, businesses or results of operations and could adversely affect our debt credit ratings.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes we are offering. This discussion applies to you only if you acquire notes in the offering at the offering price and you hold your notes as capital assets for tax purposes (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances. This discussion does not address the effect of any applicable state, local, non-U.S. or other tax laws, including gift and estate tax laws. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank, thrift or other financial institution;

•	a life insurance company;

•	a regulated investment company or real estate investment trust;

•	a tax-exempt organization;

•	a person that owns notes that are a hedge or that are hedged against interest rate risks;

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes;

•	a person subject to the alternative minimum tax;

•	a person that purchases or sells notes as part of a wash sale for tax purposes;

•	a U.S. expatriate or former long-term resident; or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

If you purchase notes at a price other than the offering price identified on the cover, the rules under the Internal Revenue Code of 1986, as amended, (the “Code”) regarding market discount or amortizable bond premium may also apply to you. You should consult your tax advisor regarding the application of these rules.

This section is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws and guidance are subject to change, possibly on a retroactive basis.

If an entity treated as a partnership for U.S. tax purposes holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the notes.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

U.S. Holders

This subsection describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of a note and you are, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States,

•	a domestic corporation,

•	an estate the income of which is subject to U.S. federal income tax regardless of its source, or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a U.S. holder, this subsection does not apply to you and you should refer to “Non-U.S. Holders” below.

As described elsewhere in this prospectus supplement, the amount and timing of payments on the notes are subject to certain contingencies. See “Description of Notes—Repurchase upon Change of Control Triggering Event” and “Description of Notes—Redemption—Special Mandatory Redemption.” These contingencies may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” Under these regulations, however, a contingency will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, such contingency is “remote.” We believe the contingencies described herein to be remote. Accordingly, we intend to take the position that such contingencies will not cause the notes to be treated as contingent payment debt instruments. You may not take a contrary position unless you disclose such contrary position in the proper manner to the Internal Revenue Service (the “IRS”). You should consult your own tax advisors with respect to the contingencies described herein. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.

Payments of Interest. You will be taxed on interest on your note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Sale, Exchange or Retirement of the Notes. You will generally recognize capital gain or loss on the sale, exchange or retirement of your note equal to the difference between the amount you realize on the sale, exchange or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments), and your tax basis in your note. Your tax basis in a note is generally your cost of the note. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates if the property is held for more than one year.

Medicare Tax. A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income generally includes its interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

Non-U.S. Holders

This subsection describes the tax consequences to a Non-U.S. holder. You are a Non-U.S. holder if you are the beneficial owner of a note and you are, for U.S. federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from a note.

If you are a U.S. holder, this subsection does not apply to you.

Under U.S. federal income tax law, and subject to the discussions of effectively connected income, FATCA withholding and backup withholding below, if you are a Non-U.S. holder of a note:

•	we and other U.S. payors generally will not be required to deduct U.S. withholding tax from payments of principal and interest to you if, in the case of payments of interest:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote,

•	you are not a controlled foreign corporation that is related to us actually or constructively through stock ownership, and

•	the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

•	you have furnished to the U.S. payor an IRS Form W-8BEN, an IRS Form W-8BEN-E or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

•	in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as the beneficial owner of the payment for U.S. federal income tax purposes and as a non-United States person,

•	the U.S. payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form) from a person claiming to be:

•	a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the IRS to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

•	a qualified intermediary (generally a non-U.S. financial institution or clearing organization or a non-U.S. branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the IRS), or

•	a U.S. branch of a non-U.S. bank or one of certain other non-U.S. financial institutions,

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for U.S. federal income tax purposes, the beneficial owner of the payment on the notes in accordance with Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the IRS),

•	the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

•	certifying to the U.S. payor under penalties of perjury that an IRS Form W-8BEN, an IRS Form W-8BEN-E or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

•	to which is attached a copy of the IRS Form W-8BEN, an IRS Form W-8BEN-E or acceptable substitute form, or

•	the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the notes in accordance with Treasury regulations; and

•	no deduction for any U.S. withholding tax would be made from any gain that you realize on the sale or exchange of your note.

Notwithstanding the foregoing, if interest or gain on a note is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by you), you will generally be taxed in the same manner as a U.S. holder (see “U.S. Holders” above). In this case, you will be exempt from withholding tax on interest, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You are urged to consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

FATCA Withholding

Pursuant to provisions of the Code commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Such payments will include U.S.-source interest and the gross proceeds from the sale or other disposition of notes that can produce U.S.-source interest. Amounts that you receive in respect of the notes could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold notes through a non-US person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). Payments of gross proceeds from a sale or other disposition of notes could also be subject to FATCA withholding unless such disposition occurs before January 1, 2019. Certain countries have entered into, and other countries are expected to enter into, agreements with the United States to facilitate the information reporting required under FATCA. You should consult their own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Backup Withholding and Information Reporting

In general, if you are a noncorporate U.S. holder, we and other payors are required to report to the IRS all payments of principal and interest on your note. In addition, we and other payors are required to report to the IRS any payment of proceeds of the sale of your note before maturity within the United States. Additionally, backup withholding would apply to any payments if you fail to provide an accurate taxpayer identification number, or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

In general, if you are a Non-U.S. holder, we and other payors are required to report payments of interest on your notes on IRS Form 1042-S. Payments of principal would not be subject to information reporting and backup withholding and payments of interest made by us and other payors to you would otherwise not be subject to backup withholding, provided that the certification requirements described above under “Non-U.S. Holders” are satisfied or you otherwise establish an exemption. In addition, payment of the proceeds from the sale of notes effected at a U.S. office of a broker will not be subject to backup withholding and information reporting if (i) the payor or broker does not have actual knowledge or reason to know that you are a United States person and (ii) you have furnished to the payor or broker an appropriate IRS Form W-8, an acceptable substitute form or other documentation upon which it may rely to treat the payment as made to a non-United States person

In general, payment of the proceeds from the sale of a note effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting and, in the case of U.S. Holders, backup withholding in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of 2020 Notes	Principal Amount of 2025 Notes
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	$375,000,000	$375,000,000
Wells Fargo Securities, LLC	375,000,000	375,000,000
Mitsubishi UFJ Securities (USA), Inc.	125,000,000	125,000,000
Morgan Stanley & Co. LLC	81,250,000	81,250,000
BBVA Securities Inc.	48,750,000	48,750,000
BMO Capital Markets Corp.	48,750,000	48,750,000
Fifth Third Securities, Inc.	48,750,000	48,750,000
Credit Suisse Securities (USA) LLC	31,250,000	31,250,000
J.P. Morgan Securities LLC	31,250,000	31,250,000
SG Americas Securities, LLC	31,250,000	31,250,000
U.S. Bancorp Investments, Inc.	31,250,000	31,250,000
Lloyds Securities Inc.	15,625,000	15,625,000
Goldman, Sachs & Co.	6,875,000	6,875,000

Total	$1,250,000,000	$1,250,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.35% of the principal amount of the 2020 notes and 0.40% of the principal amount of the 2025 notes. The underwriters may allow, and such dealers may reallow, a discount to certain other dealers not in excess of 0.25% of the principal amount of the 2020 notes and 0.25% of the principal amount of the 2025 notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $4 million and are payable by us.

New Issue of Notes

The notes are new issues of securities with no established trading markets. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes of each series after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering prices, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

ICE and the Note Guarantor have agreed that ICE and the Note Guarantor will not, for a period commencing on the date of the underwriting through the closing date of the offering of the notes, without first obtaining the prior written consent of the representatives, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the prices of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market prices of the notes or preventing or retarding a decline in the market prices of the notes. As a result, the prices of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

An affiliate of Wells Fargo Securities, LLC acts as administrative agent and an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated acts as syndication agent under the Credit Facility and the 364-Day Credit Facility. Affiliates of each of the underwriters are lenders under the Credit Facility, and affiliates of certain of the underwriters are lenders under the 364-Day Credit Facility. Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and certain of their affiliates are also parties to the Commitment Letter for the Bridge Facility pursuant to which they have committed to provide us with back-up financing for the IDC Merger. See “Description of Other Indebtedness.” An affiliate of Wells Fargo Securities, LLC is also a trustee for the notes and our Senior Notes. In addition, some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated acts as administrative and collateral agent under the Credit Agreement, dated as of May 2, 2014, among Interactive Data Intermediate Corporation, Interactive Data, and the lenders party thereto (the “IDC Credit Agreement”), Wells Fargo Securities, LLC acts as joint bookrunner and co-manager thereunder, and certain of the underwriters are lenders thereunder. In addition, affiliates of certain of the underwriters hold some of the outstanding 5.875% Senior Notes due 2019 (the “IDC Senior Notes”) of Interactive Data Corporation, a subsidiary of Interactive Data. As described in “Use of Proceeds,” the net proceeds of this offering will be used to finance the cash portion of the purchase price of the IDC Merger, which will be used to repay outstanding indebtedness under the IDC Credit Agreement and the IDC Senior Notes, as well as to pay cash merger consideration to Interactive Data’s equityholders. Because more than 5% of the net proceeds of this offering, not including underwriters’ discounts, may be received by affiliates of the underwriters, to the extent any one underwriter, together with its affiliates, receives more than 5% of the net proceeds, such underwriter would be considered to have a “conflict of interest” with us in regard to this offering under FINRA Rule 5121. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with the offering because the offering is of a class of securities that are investment grade rated. No affected underwriter will confirm sales to any account over which it exercises discretionary authority without the prior written consent of the account holder.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area, no offer of notes which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (a) to (c) above shall result in a requirement for the Company or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus has been prepared on the basis that any offer of notes in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the representatives have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the representatives to publish a prospectus for such offer.

For the purpose of this provision, the expression an “offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in the each Member State.

The above selling restriction is in addition to any other selling restriction set out below.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers in the provinces of Alberta, British Columbia, New Brunswick, Nova Scotia, Ontario, Prince Edward Island and Quebec purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

VALIDITY OF SECURITIES

The validity of the notes and related guarantee offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, and for the underwriters by Davis Polk & Wardwell LLP, New York, New York. Shearman & Sterling LLP, New York, New York is also advising us in connection with this offering.

EXPERTS

The consolidated financial statements of Intercontinental Exchange, Inc. and its subsidiaries appearing in ICE’s Annual Report (Form 10-K) for the year ended December 31, 2014, and the effectiveness of ICE’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

INTERCONTINENTAL EXCHANGE, INC.

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

Purchase Contracts

Units

Guarantees

Intercontinental Exchange, Inc. (“ICE”) may, from time to time, in one or more series, offer to sell the securities identified above. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in the applicable prospectus supplement to this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities unless accompanied by the applicable prospectus supplement describing the method and terms of the applicable offering.

The obligations of ICE under any debt securities issued by the company may be fully and unconditionally guaranteed by NYSE Holdings LLC (“NYSE Holdings”), a wholly owned subsidiary of ICE.

Our common stock is listed on the New York Stock Exchange under the symbol “ICE.”

We may offer and sell the securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods.

You should carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated by reference, before you make your investment decision.

Investing in the securities involves certain risks. You should carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated by reference, before you make your investment decision. See “Risk Factors” beginning on page 25 in ICE’s Annual Report on Form 10-K for the year ended December  31, 2014, which is incorporated herein by reference, as well as any additional risk factors included in, or incorporated by reference into, the applicable prospectus supplement for a description of the factors you should consider before deciding to invest in any of our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated August 6, 2015

You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with information other than the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference herein as described under “Where You Can Find More Information”, or any free writing prospectus that we prepare and distribute. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus, the accompanying prospectus supplement and any such free writing prospectus may be used only for the purposes for which they have been published. You should not assume that the information contained in or incorporated by reference into this prospectus is accurate as of any date other than the date on the cover page of this prospectus. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that the registrants have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, ICE may offer the securities described in this prospectus in one or more offerings and the additional registrant may offer a related guarantee. Each time ICE sells securities or the additional registrant sells a related guarantee, it will provide a prospectus supplement along with this prospectus that will contain specific information about the terms of the offering. The accompanying prospectus supplement may also add, update or change information contained in this prospectus. If information varies between this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under “Where You Can Find More Information”.

Unless the context otherwise requires, in this prospectus, “we”, “our” or “us” refer to ICE.

WHERE YOU CAN FIND MORE INFORMATION

ICE is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov or on our Internet site at http://www.intercontinentalexchange.com. Except for the documents referred to under this caption “Where You Can Find More Information” in this prospectus or any accompanying prospectus supplement which are specifically incorporated by reference into this prospectus or any accompanying prospectus supplement, information contained on ICE’s website or that can be accessed through its website is not incorporated into and does not constitute a part of this prospectus or any accompanying prospectus supplement. ICE has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.

The registrants have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC on or after the date of this prospectus and prior to the termination of the applicable offering of securities by means of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed by us with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

1)	Annual Report of Intercontinental Exchange, Inc. on Form 10-K for the fiscal year ended December 31, 2014, filed on February 5, 2015 (File No. 001-32671);

2)	Quarterly Report of Intercontinental Exchange, Inc. on Form 10-Q for the quarter ended March 31, 2015, filed on May 5, 2015 (File No. 001-32671);

3)	Quarterly Report of Intercontinental Exchange, Inc. on Form 10-Q for the quarter ended June 30, 2015, filed on August 5, 2015 (File No. 001-32671);

4)	Definitive Proxy Statement of Intercontinental Exchange, Inc. on Schedule 14A for the Annual Meeting of Stockholders on May 15, 2015, filed on March 30, 2015 (solely to the extent incorporated by reference into Part III of Intercontinental Exchange Inc.’s 2014 Annual Report on Form 10-K) (File No. 001-32671);

5)	Current Reports of Intercontinental Exchange, Inc. on Form 8-K filed on January 6, 2015; May 19, 2015 and May 27, 2015; and

6)	All documents filed by ICE under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of the applicable offering.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Investor Relations, 5660 New Northside Drive, Atlanta, GA 30328, telephone (770) 857-4700.

FORWARD-LOOKING STATEMENTS

We have included or incorporated by reference in this prospectus statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in or implied by these forward-looking statements. See “Risk Factors” below for information regarding important risk factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements.

INTERCONTINENTAL EXCHANGE

Together with our consolidated subsidiaries, we are a leading global operator of regulated exchanges, clearing houses and listing venues, and a provider of data services for financial and commodity markets. We operate regulated marketplaces for trading and clearing a broad array of derivatives and securities contracts across major asset classes, including energy and agricultural commodities, interest rates, equities, equity derivatives, credit derivatives, bonds and currencies.

Our exchanges include futures exchanges in the United States, United Kingdom, continental Europe, Canada and Singapore and cash equities exchanges and equity options exchanges in the United States. We operate over-the-counter, or OTC, markets for physical energy and credit default swaps, or CDS. We also own seven central counterparty clearing houses serving the global derivatives markets. Through our trading, clearing, listings and post-trade platforms, we bring together buyers and sellers by offering liquid markets, benchmark products, access to capital markets, data, and a range of services to support market participants’ trading, risk management and capital raising activities.

We were previously known as IntercontinentalExchange Group, Inc. and changed our name to Intercontinental Exchange, Inc., a Delaware corporation, on June 2, 2014. We were organized on March 6, 2013 as a direct, wholly-owned subsidiary of Intercontinental Exchange Holdings, Inc. (formerly known as IntercontinentalExchange, Inc.) for the purpose of effecting Intercontinental Exchange Holdings, Inc.’s acquisition of NYSE Holdings LLC (formerly known as NYSE Euronext Holdings LLC) (“NYSE Holdings”), which occurred on November 13, 2013 in a stock and cash transaction valued at $11.1 billion. Upon completion of the acquisition, Intercontinental Exchange Holdings, Inc. and NYSE Holdings each became our wholly-owned subsidiaries. NYSE Holdings is a guarantor of certain of our existing senior indebtedness. NYSE Holdings LLC was organized on May 22, 2006 as a Delaware limited liability company. The predecessor entity to Intercontinental Exchange Holdings, Inc. was established in May 2000. Our principal executive offices are located at 5660 New Northside Drive, Atlanta, Georgia 30328, and our telephone number is 770-857-4700.

RISK FACTORS

Investing in securities issued by ICE and NYSE Holdings involves risks. Before you invest in any of our securities, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Item 1A under the caption “Risk Factors” and elsewhere in the Annual Report of Intercontinental Exchange, Inc. on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated in this prospectus by reference. See “ Where You Can Find More Information” above for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information regarding our consolidated ratio of earnings to fixed charges for the periods shown. For purposes of determining the below ratios, earnings consist of pre-tax income before adjustment for fixed charges, and adjusted for non-controlling interests in consolidated subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expense on outstanding debt, interest expense on line of credit, amortization of debt issuance costs and effective interest expense on the Russell license.

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges	18.8	13.9	15.0	9.7	21.0	22.4	20.4

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities in the manner set forth in the applicable prospectus supplement, which may include general corporate purposes.

DESCRIPTION OF SECURITIES

We may use this prospectus to offer securities from time to time in one or more offerings. The applicable prospectus supplement will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities. We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.

We may offer and sell the securities to or through one or more underwriters, dealers or agents, or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Common Stock

We may sell shares of our common stock, $0.01 par value per share. In a prospectus supplement, we will describe the terms of our common stock, the aggregate number of shares offered and the offering price or prices of the shares.

Preferred Stock; Depositary Shares

Under our amended and restated certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series. To establish a series of preferred stock, our board must set the terms thereof. We may sell shares of our preferred stock, $0.01 par value per share, in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the liquidation preference of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Debt Securities—Senior Debt Securities and Subordinated Debt Securities

We may sell debt securities, including senior debt securities and subordinated debt securities, which may be senior or subordinated in priority of payment and which may be fully and unconditionally guaranteed by NYSE Holdings. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the level of seniority or subordination (as applicable), the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange, whether such debt securities shall be guaranteed by NYSE Holdings and any other specific terms of any debt securities that we may issue from time to time.

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, our debt securities will be governed by a document called an indenture. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture, in each case, with the specific terms and conditions set forth in a supplemental indenture or company order. Unless otherwise specified in the applicable prospectus supplement, our senior debt securities will be issued in one or more series under an indenture, to be entered into between ICE, and Wells Fargo Bank, National Association, as trustee, and to which NYSE Holdings may become a party as guarantor. Wells Fargo Bank, National Association will also be appointed to act as the paying agent, conversion agent, registrar and custodian with regard to the senior debt securities. The form of indenture relating to our senior debt securities is filed as an exhibit to the registration statement of which this prospectus is a part. Unless otherwise specified in the applicable prospectus supplement, our subordinated debt securities will be issued in one or more series under an indenture, to be entered into between ICE and Wells Fargo Bank, National Association, as trustee, or a different trustee named in such indenture, and to which NYSE Holdings may become a party as guarantor. The form of indenture relating to our subordinated debt securities is filed as an exhibit to the registration statement of which this prospectus is a part.

Unless otherwise stated in the applicable prospectus supplement, the aggregate principal amount of debt securities that may be issued under the applicable indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time. The prospectus supplement relating to any series of debt securities will describe the specific terms of such debt securities. Unless otherwise stated in the applicable prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless otherwise stated in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

ICE expects the debt securities to be issued in fully registered form without coupons. Subject to the limitations provided in the applicable indenture and in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Unless otherwise stated in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

The debt securities and the indentures under which the debt securities will be issued will be governed by and construed in accordance with the law of the State of New York.

Warrants

We may sell warrants to purchase our debt securities, shares of preferred stock or shares of our common stock. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

Purchase Contracts

We may issue purchase contracts, including contracts obligating holders to purchase from, or to sell to, us, and obligating us to sell to, or to purchase from, the holders, a specified number of shares of our common stock, preferred stock or depositary shares at a future date or dates. The price per share of common stock, preferred stock or depositary shares and the number of shares of each may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. The applicable prospectus supplement will describe the terms of the purchase contracts, including, if applicable, collateral or depositary arrangements.

Units

We may issue units consisting of one or more purchase contracts and beneficial interests in any of our securities described in the applicable prospectus supplement, securing the holders’ obligations to purchase the common stock, preferred stock or depositary shares under the purchase contracts. The applicable prospectus supplement will describe the terms of the units, including, if applicable, collateral or depositary arrangements.

Guarantees of Debt Securities

NYSE Holdings may fully and unconditionally guarantee the debt securities of ICE. The particular terms of NYSE Holdings’ guarantees, if any, of a particular issue of ICE debt securities will be described in the related prospectus supplement. Any guarantees of ICE debt securities will be governed by and construed in accordance with the law of the State of New York.

At the time of an offering and sale of ICE debt securities, this prospectus together with the accompanying prospectus supplement will describe the material terms of the guarantees, if any, of the ICE debt securities being offered.

PLAN OF DISTRIBUTION

We may sell securities from time to time to purchasers directly, through broker-dealers acting as agents, dealers, or underwriters or through a combination of any of those methods of sale or as otherwise described in the applicable prospectus supplement.

The distribution of the securities may be made from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices.

VALIDITY OF SECURITIES

The validity of the securities offered by this prospectus will be passed upon for us by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Intercontinental Exchange, Inc. and subsidiaries appearing in ICE’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of ICE’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

Intercontinental Exchange, Inc.

$1,250,000,000    2.75% SENIOR NOTES DUE 2020

$1,250,000,000    3.75% SENIOR NOTES DUE 2025

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch	Wells Fargo Securities

MUFG	Morgan Stanley

Co-Managers

BBVA	BMO Capital Markets	Fifth Third Securities	Credit Suisse	J.P. Morgan
SOCIETE GENERALE	US Bancorp	Lloyds Securities		Goldman, Sachs & Co.

November 19, 2015